Exhibit 10.9

REVOLVING CREDIT AND GUARANTY AGREEMENT

dated as of

August 13, 2014

among

FITBIT, INC.,

The Guarantors Party Hereto,

The Lenders Party Hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent and Collateral Agent

MORGAN STANLEY SENIOR FUNDING, INC., SILICON VALLEY BANK

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Bookrunners

SILICON VALLEY BANK and SUNTRUST BANK,

as Co-Syndication Agent

SCHEDULES

Schedule 2.1	—	Commitments
Schedule 3.2	—	Governmental Approvals
Schedule 3.3	—	Requirements of Law
Schedule 3.4	—	Financial Condition
Schedule 3.6	—	Disclosed Matters
Schedule 3.10	—	Plans
Schedule 3.12	—	Subsidiaries
Schedule 3.18(a)	—	UCC Filing Jurisdictions
Schedule 5.15	—	Post-Closing Actions
Schedule 6.2	—	Existing Liens
Schedule 6.5	—	Existing Restrictions
Schedule 6.7	—	Existing Investments

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Borrowing Request
Exhibit B-2	—	Form of Issuance Notice
Exhibit C	—	Form of Interest Election Request
Exhibit D-1	—	Form of Revolving Loan Note
Exhibit D-2	—	Form of Swing Line Note
Exhibit E	—	Form of Security Agreement
Exhibit F	—	Form of Compliance Certificate
Exhibit G	—	Form of Maturity Date Extension Request
Exhibit H	—	Form of Counterpart Agreement
Exhibit I	—	Form of Solvency Certificate
Exhibit J	—	Form of Letter of Credit Application

REVOLVING CREDIT AND GUARANTY AGREEMENT dated as of August 13, 2014, among FITBIT, INC., as Borrower, the GUARANTORS party hereto, the LENDERS party hereto, MORGAN STANLEY BANK, N.A., as Swing Line Lender, MORGAN STANLEY BANK, N.A., as Issuing Bank, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent.

The Borrower (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I), has requested that the Lenders make Loans to the Borrower on a revolving credit basis on and after the date hereof and at any time and from time to time prior to the Commitment Termination Date.

The proceeds of borrowings hereunder are to be used for the purposes described in Section 5.9. The Lenders are willing to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of the Closing Date, by and among the Borrower, the several banks and other financial institutions or entities from time to time party thereto, Silicon Valley Bank, as administrative agent, and Silicon Valley Bank and SunTrust Bank, as co-collateral agents, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“ABL Documents” has the meaning set forth in the Intercreditor Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction or series of related transactions resulting in the acquisition by the Borrower or any of its wholly owned Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, including any assumptions of Indebtedness and any earnouts or other contingent deferred purchase price agreements to the extent constituting Indebtedness hereunder.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Agreement” means this Revolving Credit and Guaranty Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) 3.50%, (b) the Prime Rate in effect on such day, (c) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (d) the Adjusted LIBO Rate for an Interest Period of 1 month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment (or if the Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time); provided that if any Defaulting Lender exists at such time, the Applicable Percentage shall be calculated disregarding such Defaulting Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Margin” or “Commitment Fee Rate” means, commencing on the date on which the Administrative Agent receives copies of the consolidated financial statements of the Borrower and its Subsidiaries in respect of the first fiscal quarter of the Borrower ending after the Closing Date, together with a Compliance Certificate in respect thereof as contemplated by Section 5.1(c), the rate per annum set forth under the relevant column heading below opposite the applicable Consolidated Total Leverage Ratio level reported in the most recent Compliance Certificate:

Consolidated Total Leverage Ratio	Applicable Margin for	Applicable Margin for	Commitment
	Eurodollar Loans	ABR Loans	Fee Rate
≥ 1.50:1.00	3.50%	2.50%	0.50%
< 1.50:1.00	3.25%	2.25%	0.375%

Notwithstanding the foregoing, (a) until the delivery of the first Compliance Certificate required to be delivered pursuant to Section 5.1(c) in connection with the delivery by the Borrower of the consolidated financial statements required to be delivered to the Administrative Agent pursuant to Sections 5.1(a) and (b), the Applicable Margin shall be the rates corresponding to a Consolidated Total

Leverage Ratio of greater than or equal to 1.50:1.00 in the foregoing table, (b) if the Borrower fails to deliver the financial statements required by Sections 5.1(a) and (b) and the related Compliance Certificate required by Section 5.1(c), by the respective date required thereunder after the end of any related fiscal month of the Borrower, the Applicable Margin and the Commitment Fee Rate shall be the rates corresponding to the Consolidated Total Leverage Ratio of greater than or equal to 1.50:1.00 in the foregoing table until such financial statements and Compliance Certificate are delivered, and (c) no reduction to the Applicable Margin or the Commitment Fee Rate shall become effective at any time when an Event of Default has occurred and is continuing.

If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Administrative Agent determines that (x) the Consolidated Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (y) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in different pricing for any period, then: (i) if the proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Consolidated Total Leverage Ratio would have resulted in lower pricing for such period, neither the Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to the Borrower. If the Administrative Agent makes a determination that the proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for any period, then the Administrative Agent will endeavor to provide the Borrower with written notice promptly following such determination, provided that failure to provide such written notice shall not relieve the Borrower of any obligation to pay any amounts due hereunder.

“Application” means an application, substantially in the form of Exhibit J or such other form as the Issuing Bank may specify as the form for use by its similarly situated customers from time to time, requesting the Issuing Bank to open a Letter of Credit.

“Approved Fund” has the meaning set forth in Section 10.4.

“Asset Sale” means a sale, lease (as lessor or sublessor), sale and leaseback, license (as licensor or sublicensor), exchange, transfer or other disposition to, any Person, in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Equity Interests of any of the Borrower’s Subsidiaries, other than (a) inventory (or other assets, including intangible assets) sold, leased or licensed out in the ordinary course of business, (b) obsolete, surplus or worn-out property, (c) sales of Cash Equivalents for the fair market value thereof, (d) dispositions of property (including the sale of any Equity Interest owned by such Person) from (i) any Restricted Subsidiary that is not a Guarantor to any other Restricted Subsidiary that is not a Guarantor, (ii) any Restricted Subsidiary that is not a Guarantor to any Loan Party for no more than fair market value or (iii) any Loan Party to any other Loan Party, (e) dispositions of property in connection with casualty or condemnation events, (f) dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof in the ordinary course of business, (g) dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such disposition are promptly applied to the purchase price of such replacement property, (h) dispositions permitted by clause (a) of Section 6.3, (i) dispositions of Intellectual Property (as defined in the Security Agreement) to one or more wholly-owned Foreign Subsidiaries for the fair market value thereof on an arm’s-length basis (as determined in good faith by a resolution of the Board of Directors, excluding any directors that have a conflict of interest related to the proposed transaction), (j) dispositions of assets acquired in connection with (or owned by a Person that is acquired in connection with) an Acquisition for the fair market value thereof, so long as such assets are determined by the Borrower in good faith not to be material to the Borrower’s and its Subsidiaries’ business, taken as a whole, and (k) any other sale, lease, sale and leaseback, license, exchange, transfer or other disposition of assets or properties; provided, that, (i) no Default or Event of Default exists or would result therefrom, (ii) not less than 75% of the sales price from any such disposition shall be paid in cash or Cash Equivalents, and (iii) the aggregate consideration received in respect of all such dispositions under this clause (k) during the term of this Agreement does not exceed 10% of Consolidated Total Assets.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Closing Date to but excluding the Commitment Termination Date.

“Available Amount” means, at any time, an amount equal to:

(a) the sum, without duplication, of:

(i) an amount, not less than zero, equal to the aggregate amount, determined for all fiscal years commencing with the fiscal year ending on December 31, 2014, of (x) Consolidated Excess Cash Flow for such fiscal year minus (y) 50.0% of Consolidated Excess Cash Flow for such fiscal year; plus

(ii) the amount of any capital contributions or proceeds of other equity issuances received as cash equity by the Borrower (other than Disqualified Equity Interests), in each case, during the period from and including the Business Day immediately following the Closing Date through and including such time; plus

(iii) $10,000,000; minus

(b) the aggregate amount of any Restricted Payments made by the Borrower or any Restricted Subsidiary pursuant to Section 6.4(a) after the Closing Date in reliance on the Available Amount.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“ Board of Directors “ means the board of directors or comparable governing body of the Borrower, or any committee thereof duly authorized to act on its behalf.

“Borrower” means Fitbit, Inc., a Delaware corporation.

“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) the issuing of Letters of Credit.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.5.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person that would not have been accounted for as a capital lease under GAAP as in effect on the Closing Date shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

“Cash Equivalents” means

(a) United States dollars, or money in other currencies received in the ordinary course of business,

(b) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,

(c)(i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,

(d) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(e) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within one year after the date of acquisition,

(f) securities with maturities of one year or less from the date of acquisition which (or the issuer of which) are rated at least A or A-1 by S&P or A2 or P-1 by Moody’s, and

(g) money market funds at least 90% of the assets of which consist of investments of the type described in clauses (1) through (6) above.

“ Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding any one or more of the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of 50% or more of the ordinary voting power for the election of directors of the Borrower (determined on a fully diluted basis); (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (disregarding individuals who cease to serve due to death or disability and who are not replaced) (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors), or (iv) whose election or nomination to that board or equivalent governing body was required by a designation by one or more stockholders having the contractual right to designate one or more members of the board or equivalent governing body pursuant to a voting agreement or shareholders’ agreement or similar agreement to which Permitted Investors holding a majority of the Borrower’s Equity Interests held by all Permitted Investors are party; (c) at any time, the Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Equity Interests of each Guarantor (disregarding minimal numbers of shares held to comply with applicable laws requiring a legal entity to have more than one Equity Interest holder for the entity to be reorganized) free and clear of all Liens (except Liens created by the Security Documents and Liens permitted by Section 7.3(c) which are non-consensual permitted Liens); or (d) the occurrence of a “Change of Control” under the ABL Credit Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.2).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ Collateral “ means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as collateral agent for the Lenders hereunder, or any successor collateral agent.

“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreements, the Mortgages and all other instruments, documents and agreements delivered by or on behalf of any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Lenders, a Lien on any Collateral of that Loan Party as security for the Obligations.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder and to acquire participations in Letters of Credit and Swing Line Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8, (b) increased from time to time pursuant to Section 2.19 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.20 or Section 10.4. The initial amount of each Lender’s Commitment as of the Closing Date is set forth on Schedule 2.1. The initial aggregate amount of the Lenders’ Commitments as of the Closing Date is $40,000,000.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Commitment Increase” has the meaning set forth in Section 2.19(a).

“Commitment Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date the Commitments are permanently reduced to zero pursuant to Section 2.10, and (c) the date of the termination of the Commitments pursuant to Section 8.1.

“ Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a compliance certificate of a Financial Officer substantially in the form of Exhibit F.

“Consolidated Adjusted EBITDA” means with respect to the Borrower and its Restricted Subsidiaries for any period, (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) to the extent deducted in the calculation of Consolidated Net Income, the sum of (A) Consolidated Interest Expense, plus (B) provisions for taxes based on income, plus (C) total depreciation expense, plus (D) total amortization expense, plus (E) reasonable costs, fees and expenses in connection with an initial public offering of the Capital Stock of the Borrower, plus (F) non-cash stock compensation expenses, plus (G) non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations, plus (H) costs, fees and expenses (1) in connection with the execution and delivery of this Agreement and the other Loan Documents or (2) paid by the Borrower or any Restricted Subsidiary after the Closing Date in connection with its obligations under the Loan Documents which are incurred not later than six (6) months after the Closing Date, plus (I) one-time costs, fees, and expenses in connection with Permitted Acquisitions or other transactions that if closed, would have constituted a Permitted Acquisition, plus (J) non- cash purchase accounting adjustments (including, but not limited to deferred revenue write down) and any adjustments as required or permitted by the application of FASB 141 (requiring the use of purchase method of accounting for acquisitions and consolidations), FASB 142 (relating to changes in accounting for the amortization of good will and certain other intangibles) and FASB 144 (relating to the write downs of long-lived assets), in each case, in connection with Permitted Acquisitions, plus (K) non-cash charges for goodwill and other intangible write-offs and write-downs in connection with Permitted Acquisitions or otherwise, plus (L) other non-cash or non-recurring items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) approved by the Administrative Agent and the Required Lenders in writing as an ‘add back’ to Consolidated EBITDA, plus (M) charges and expenses related to the recall of the “FitBit Force,” and other cash and non-cash items reducing Consolidated Net Income associated therewith (including costs and expenses associated with related litigation, claims and administrative proceedings) in an aggregate amount not to exceed $84,600,000 for the fiscal quarter ended December 31, 2013 and $27,900,000 for the fiscal quarter ended March 31, 2014; provided that this clause (M) shall not apply in calculations of the Consolidated Total Leverage Ratio for purposes of satisfying the incurrence test under Section 6.1(i), minus (b) the sum, without duplication of the amounts for such period of (i) other non- cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (ii) interest income; provided that Consolidated EBITDA for any period shall be determined on a Pro Forma Basis

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Borrower and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus, (ii) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash gain that was paid in a prior period), plus (c) the Consolidated Working Capital Adjustment (if positive), minus

(b) the sum, without duplication, of (i) the amounts for such period paid from internally generated cash of (1) repayments of Indebtedness for borrowed money (excluding repayments of the Loans except to the extent the Commitments are permanently reduced in connection with such repayments) and repayments of Capital Lease Obligations (excluding any interest expense portion thereof), (2) Consolidated Capital Expenditures and (3) Acquisitions, plus (ii) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period), plus (iii) the Consolidated Working Capital Adjustment (if negative).

“Consolidated Interest Expense” means for any period, total interest expense (including that portion of any Capital Lease Obligations that is treated as interest in accordance with GAAP) of the

Borrower and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of “Consolidated Net Income” (a) the income (or deficit) of any such Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or one of its Subsidiaries, (b) the income (or deficit) of any such Person (other than a Subsidiary of the Borrower) in which the Borrower or one of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or any Requirement of Law applicable to such Subsidiary or any owner of the Equity Interests of such Subsidiary.

“Consolidated Total Assets” means, at any date of determination, the total amount of assets of the Borrower and its Restricted Subsidiaries, as set forth on the most recent financial statements delivered pursuant to Sections 5.1(a) and (b).

“Consolidated Total Debt” of the Borrower and its Restricted Subsidiaries, on any date, means all Indebtedness of the Borrower and its Restricted Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP, but excluding any liabilities referred to in clauses (f) and (g) of the definition of Indebtedness.

“Consolidated Total Leverage Ratio” means, at any date, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated Adjusted EBITDA for the four fiscal quarter period ending on or most recently prior to such date.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of the Borrower and its Restricted Subsidiaries over Consolidated Current Liabilities of the Borrower and its Restricted Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Acquisition and the designation of any Unrestricted Subsidiary as a Restricted Subsidiary or any Restricted Subsidiary as an Unrestricted Subsidiary during such period; provided that (i) there shall be included with respect to any Acquisition during such period an amount (which may be a negative number) equal to the difference between the Consolidated Working Capital acquired in such Acquisition as at the time of such Acquisition and the Consolidated Working Capital from such Acquisition at the end of such period and (ii) there shall be included with respect to any Unrestricted Subsidiary that is designated as a Restricted Subsidiary during such period an amount (which may be a negative number) equal to the difference between the Consolidated Working Capital gained in such designation as at the time of such designation and the Consolidated Working Capital from such designation at the end of such period.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Co-Syndication Agents” means Silicon Valley Bank and SunTrust Bank, in their capacity as co-syndication agents hereunder.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Loan Party pursuant to Section 5.10.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declining Lender” has the meaning set forth in Section 2.20.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless, in each case, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding or payment (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, Issuing Bank, Swing Line Lender or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations and participations in then outstanding Letters of Credit and Swing Line Loans hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(c)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deferred Payment Obligations” has the meaning set forth in Section 6.1(j).

“ Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests and the payment in cash in lieu of the issuance of fractional shares of such Equity Interests), in whole or in part or (iii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 181 days after the Maturity Date then in effect; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the date that is 181 days after the Maturity Date then in effect if the payment upon such redemption or repurchase is contractually subordinated in right of payment to the Obligations.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or a Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Plan; (b) the termination of any Plan under Section 4041 of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) any Borrower, Subsidiary or any ERISA Affiliate requests a minimum funding waiver or fails to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA; (f) a determination that any Plan is, or is reasonably expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (g) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; (h) the complete or partial withdrawal of any Borrower, Subsidiary or any ERISA Affiliate from a Multiemployer Plan or the notification to any Borrower, Subsidiary or any ERISA Affiliate that a Multiemployer Plan is in reorganization; or (i) a determination that any Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Foreign Subsidiary” means any Subsidiary, at any date of determination, (a) that is a “controlled foreign corporation” as defined in Section 957 of the Code, or (b) that is a Subsidiary of a “controlled foreign corporation” as defined in Section 957 of the Code

“Excluded Subsidiary” means (i) any Immaterial Subsidiary, (ii) any Unrestricted Subsidiary and (iii) any Excluded Foreign Subsidiary; provided, that, any Subsidiary that has provided a Guarantee (or is otherwise an obligor) of any Material Indebtedness or has granted any Lien to secure any Material Indebtedness shall not be an “Excluded Subsidiary” hereunder.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any guarantee of any Obligations under any Secured Swap Agreement if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Obligation under any Secured Swap Agreement (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Obligation under a Secured Swap Agreement but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net income or gross profit, franchise Taxes, and branch profits Taxes, in each case imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any United States withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a), (c) or (d), (c) any U.S. withholding Taxes imposed under FATCA and (d) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender other than a Foreign Lender.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate “ means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Performance Covenant” has the meaning set forth in Section 6.12.

“FitBit International Holdings” means FitBit International Holdings, a company organized and existing under the laws of Ireland.

“FitBit IPCo” means FitBit Holdings, a company organized and existing under the laws of Ireland.

“Flood Hazard Property” means any Material Real Estate Asset located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Laws” means the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantor” has the meaning set forth in the Security Agreement.

“ Guarantee “ of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any Acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder).

“Guaranteed Obligation” has the meaning set forth in Section 7.01.

“Guarantor” means (i) each Subsidiary that is not an Excluded Subsidiary and (ii) with respect to Obligations incurred directly by any Subsidiary, the Borrower.

“Guaranty” means the guaranty of each Guarantor set forth in Article VII.

“Immaterial Subsidiary” means, at any date of determination, a Subsidiary (other than a Restricted Subsidiary) of the Borrower (a) whose total assets as of the most recent available quarterly or year-end financial statements were less than 5% of the total assets of the Borrower and its Restricted Subsidiaries at such date or (b) whose gross revenues as of the most recent available quarterly or year-end financial statements were less than 5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided, that; in no event shall (i) the total assets of all Immaterial Subsidiaries in the aggregate as of the most recent available quarterly or year-end financial statements exceed 10% of the total assets of the Borrower and its Restricted Subsidiaries at such date or (ii) the gross revenues of all Immaterial Subsidiaries in the aggregate as of the most recent available quarterly or year-end financial statements exceed 10% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Increase Date” has the meaning set forth in Section 2.19(a).

“Incremental Commitment” has the meaning set forth in Section 2.19(a).

“Incremental Lender” has the meaning set forth in Section 2.19(a).

“Incremental Revolving Lender” has the meaning set forth in Section 2.19(a).

“Incremental Term lender” has the meaning set forth in Section 2.19(a).

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interests in such Person or any Equity Interests in any other Person, or any warrant, right or option to acquire such Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning set forth in Section 10.3(b).

“Information Documents” means at any time any memorandum, lender’s presentation or other written information, in each case as then supplemented or amended and including any documents attached thereto or incorporated by reference therein, prepared by the Borrower and given to any Lender in connection with the Transactions.

“Intellectual Property” means all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreements” has the meaning set forth in the Security Agreement.

“ Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, by and between the Collateral Agent, the “Administrative Agent” under the Guarantee and Collateral Agreement (as defined in the ABL Credit Agreement) and the Borrower.

“Interest Election Request “ means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.7.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means any loan, advance, extension of credit (by way of Guarantee or otherwise) or capital contributions by the Borrower or any of its Restricted Subsidiaries to any other Person (other than the Borrower or any Guarantor).

“IPO” means a bona fide underwritten sale to the public of common stock of the Borrower pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of the Borrower or any of its Subsidiaries, as the case may be) that is declared effective by the Securities and Exchange Commission.

“IRS” means the U.S. Internal Revenue Service.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit B-2.

“Issuing Bank” means Morgan Stanley Bank, N.A. acting through such of its Affiliates or branches, as it may designate in its capacity as an issuer of standby Letters of Credit hereunder (it being understood that Morgan Stanley Bank, N.A. (whether acting through any of its Affiliates or branches or otherwise) shall only be obligated to issue standby Letters of Credit and shall not be obligated to issue any commercial Letters of Credit hereunder), together with its permitted successors and assigns in such capacity.

“Joint Bookrunner” means Morgan Stanley Senior Funding, Inc., Silicon Valley Bank and SunTrust Robinson Humphrey, Inc., in their capacity as joint lead arrangers and joint bookrunners, and any successors thereto.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Swap Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) at the time of entry into such Swap Agreement but subsequently, after entering into a Swap Agreement, ceases to be an Agent or a Lender (or an Affiliate thereof), as the case may be).

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.19, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means a standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement in a form approved by Issuing Bank.

“Letter of Credit Sublimit” means the lesser of (a) $10,000,000 and (b) the aggregate unused amount of the Commitments then in effect.

“Letter of Credit Usage “ means, as at any date of determination, the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (b) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of the Borrower.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Information “ means (a) information regarding the terms of, and the Borrower’s compliance with, this Agreement and the other Loan Documents, (b) information concerning the financial position, results of operations and cash flows of the Borrower and its Subsidiaries, including, without limitation, the Information Documents and the financial statements provided by the Borrower pursuant to Sections 3.4(a), 5.1(a) and (b) and any information concerning contingent liabilities, commitments and other exposures that would be material to determinations concerning the creditworthiness of the Borrower and its Subsidiaries, (c) any notice, certificate or other document delivered by the Borrower pursuant to the terms of this Agreement or any other Loan Document, (d) information regarding the Consolidated Total Leverage Ratio or the corporate debt rating (if any) of the Borrower and (e) information regarding the credit support for the credit facility established hereunder, including the Collateral and Guarantors (it being understood that the term “Limited Information” does not include product designs, software and technology, inventions, trade secrets, know-how or other proprietary information of a like nature).

“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes (if any), any Counterpart Agreement, the Collateral Documents, the Perfection Certificate and any documents or certificates executed by the Borrower in favor of Issuing Bank relating to Letters of Credit.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” as defined in Regulation U of the Board as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the operations, business, assets, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Documents, or of the ability of any Loan Party to perform its obligations under any Loan Documents to which it is a party, or (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Documents to which it is a party

“Material Indebtedness” means (i) Indebtedness outstanding under the ABL Documents and (ii) Indebtedness (other than any Indebtedness under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in a principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Estate Asset” means any domestic fee owned Real Estate Asset having a fair market value in excess of $1,000,000.

“Materials of Environmental Concern” means any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.

“Maturity Date” means (a) August 13, 2018 or (b) with respect to the Commitments of Consenting Lenders, as such date may be extended pursuant to Section 2.20.

“Maturity Date Extension Request” means a request by the Borrower, in the form of Exhibit G hereto or such other form as shall be approved by the Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.20.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ended on such date.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage, deed of trust or other similar instrument reasonably satisfactory to Collateral Agent.

“Mortgaged Properties” means the real properties as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or could be an obligation to contribute of) the Borrower or a Subsidiary or an ERISA Affiliate, and each such plan for the five- year period immediately following the latest date on which the Borrower, or a Subsidiary or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“New Term Loan Commitment” has the meaning set forth in Section 2.19(a).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Note” means a Revolving Loan Note or a Swing Line Note.

“Obligations” means all amounts owing by any Loan Party to the Agent, any Lender or any Lender Counterparty pursuant to the terms of this Agreement, any Secured Swap Agreement (including payments for early termination of any Secured Swap Agreements) or any other Loan Document (including reimbursement of amounts drawn under Letters of Credit and all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Subsidiaries, whether or not allowed in such case or proceeding); provided that, in no event will the Obligations of any Guarantor include any Excluded Swap Obligations of such Guarantor.

“Obligee Guarantor” has the meaning set forth in Section 7.6.

“OFAC” has the meaning set forth in Section 3.14.

“Operating Documents” means for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation (or equivalent thereof), as certified (if applicable) by such Person’s jurisdiction of formation as of a recent date, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Taxes” means any and all present or future stamp, court or documentary taxes or any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such taxes imposed with respect to an assignment (other than (a) such taxes that arise from the enforcement of this Agreement or the other Loan Documents, and (b) such taxes imposed with respect to an assignment that occurs as a result of the Borrower’s request pursuant to Section 2.18(b)).

“Original Lenders” means each of the Joint Bookrunners and Co-Syndication Agents as of the Closing Date, or any of such Person’s Affiliates that is a Lender as of the Closing Date.

“Participant” has the meaning set forth in Section 10.4.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to (or obligated to be contributed) in whole or in part by the Borrower, any Subsidiary or any ERISA Affiliate or with respect to which any of the Borrower, any Subsidiary or any ERISA Affiliate has actual or contingent liability or had any such liability for the five-year period immediately following the latest date on which the Borrower, a Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Perfection Certificate” means a certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the real, personal or mixed property of each Loan Party.

“Permitted Acquisition” means any acquisition by Borrower or any of its wholly owned Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or select assets, including without limitation, accounts or a business line or unit or a division of, any Person; provided that the following conditions shall have been satisfied in connection therewith:

(a) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Requirements of Law;

(c) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Restricted Subsidiary of Borrower in connection with such acquisition shall be owned 100% by Borrower or a wholly owned Restricted Subsidiary, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Restricted Subsidiary of Borrower, each of the actions set forth in Section 5.10 and 5.11, as applicable;

(d) any Person or assets or division acquired shall be in the same business or lines of business in which Borrower and/or its Restricted Subsidiaries are engaged or similar, ancillary or reasonably related businesses;

(e) the aggregate Acquisition Consideration paid or payable for all acquisitions of any Persons (or with respect to asset acquisitions, for any asset to be held by any Persons) that are not or do not become Loan Parties shall not exceed $250,000,000 in the aggregate during the term of this Agreement;

(f) after giving effect to such proposed acquisition and the incurrence of any Indebtedness in connection therewith, the Consolidated Total Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the fiscal quarter most recently ended for which financial statements are required to be delivered pursuant to Section 5.1, shall not exceed the maximum Consolidated Total Leverage Ratio permitted under Section 6.12 for such period;

(g) such purchase or acquisition shall not constitute an Unfriendly Acquisition; and

(h) Borrower shall have delivered to Administrative Agent (A) at least three Business Days prior to such proposed acquisition, a description of the aggregate consideration for such acquisition, which shall include the aggregate amount of such consideration that will be Indebtedness hereunder as certified by an Responsible Officer of the Borrower, and (B) promptly upon request by Administrative Agent, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (ii) quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements, in each case to the extent such financial statements are reasonably available.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet due or are being contested in compliance with Section 5.4;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, supplier’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.4;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(e) judgment liens and deposits to secure obligations under appeal bonds or letters of credit in respect of judgments that do not constitute an Event of Default under Section 8.1(k);

(f) Uniform Commercial Code financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases; and

(g) easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary.

“Permitted Investors” means the collective reference to True Ventures II, L.P., Foundry Venture Capital 2007, L.P., Foundry Group Select Fund, L.P., Softbank Princeville Investment LP, SAP Ventures, Qualcomm Ventures, SoftTech VC II, L.P., and SoftTech VC III, L.P.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan).

“Platform Contribution License Agreement” means the Platform Contribution License Agreement, effective as of August 1, 2014, by and between the Borrower and FitBit IPCo.

“Prime Rate” means the rate of interest per annum from time to time published in the “Money Rates” or successor section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the “Prime Lending Rate”, then the highest of such rates (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding Business Day); provided that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the “Prime Lending Rate”, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the “Prime Lending Rate”.

“Pro Forma Basis” with respect to any calculation or determination for a Loan Party for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”) means:

(a) pro forma effect will be given to any Indebtedness incurred (“Incurred”) by such Loan Party or any of its Subsidiaries (including by assumption of then outstanding Indebtedness) or by a Person becoming a Subsidiary after the beginning of the applicable period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of such period;

(b) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any Swap Agreement applicable to the Indebtedness) had been the applicable rate for the entire reference period; and

(c) pro forma effect will be given to: (i) any acquisition or disposition of companies, divisions or lines of businesses by such Loan Party and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (ii) the discontinuation of any discontinued operations; in each case of clauses (i) and (ii), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be calculated in good faith by a responsible financial or accounting officer of such Loan Party in accordance with Regulation S-X under the Securities Act, based upon the most recent full fiscal quarter for which the relevant financial information is available.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders.

“Projections” has the meaning set forth in Section 5.1(d).

“Qualified ECP Guarantor” means, in respect of any Secured Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant Lien becomes effective with respect to such Secured Swap Obligation or constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means the issuance by the Borrower of its common Qualified Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and such Equity Interests are listed on a nationally-recognized stock exchange in the United States.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

“Refunded Swing Line Loans” as defined in Section 2.3(c).

“Register” has the meaning set forth in Section 10.4.

“Reimbursement Date” has the meaning set forth in Section 2.4(d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having more than 50% of the aggregate Revolving Exposure at such time; provided that in the circumstance where the aggregate Revolving Exposure is held by two or more Lenders, “Required Lenders” shall include two or more of such Lenders (it being understood that, for purposes of this proviso, two or more Lenders that are Affiliates of each other shall be counted as one Lender). The Commitment and Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law” means as to any Person, the Operating Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any of the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer of the applicable Loan Party, or any person designated by any such Loan Party in writing to the Administrative Agent from time to time, acting singly.

“Restricted” means, when referring to cash or Cash Equivalents of the Borrower and its Restricted Subsidiaries, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Borrower (unless such appearance is related to the Liens permitted hereunder other than consensual Liens which either are on assets which do not constitute Collateral or rank prior to the Liens in favor of the Secured Parties on the Collateral), (b) are subject to any Lien in favor of any Person other than (i) the Collateral Agent for the benefit of the Secured Parties and (ii) other Liens permitted hereunder other than consensual Liens which either are on assets which do not constitute Collateral or rank prior to the Liens in favor of the Secured Parties on the Collateral or (c) are not otherwise generally available for use by such Person or any Restricted Subsidiary of such Person so long as such Restricted Subsidiary is not prohibited by applicable law, Contractual Obligation or otherwise from transferring such cash or Cash Equivalents to the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund, similar deposit or withholding of shares for tax purposes, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Commitments, that Lender’s Commitment; and (ii) after the termination of the Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations by that Lender in any outstanding Swing Line Loans.

“Revolving Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.1 and/or Section 2.19.

“Revolving Loan Note” means a promissory note in the form of Exhibit D-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s, a Division of The McGraw -Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to, or the target of, a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals maintained by OFAC.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Secured Swap Agreement” means a Swap Agreement among one or more Loan Parties and a Lender Counterparty.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement to be executed by each Loan Party substantially in the form of Exhibit E, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Security Supplement” has the meaning set forth in the Security Agreement.

“Solvency Certificate” means a Solvency Certificate of a Financial Officer of the Borrower substantially in the form of Exhibit I.

“Solvent” means, with respect to the Loan Parties on a particular date, that on such date (a) the fair value of the present assets of the Loan Parties, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Loan Parties, taken as a whole, (b) the present fair saleable value of the assets of the Loan Parties, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Loan Parties, taken as a whole, on their debts as they become absolute and matured, (c) the Loan Parties, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) the Loan Parties, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves)

expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Loan Agreement” means that certain Subordinated Loan and Security Agreement, dated as of September 28, 2012, by and between Silicon Valley Bank and the Borrower.

“Subsidiary” means any subsidiary of the Borrower.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be its Applicable Percentage of the total Swing Line Exposure at such time.

“Swing Line Lender” means Morgan Stanley Bank, N.A., in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by Swing Line Lender to the Borrower pursuant to Section 2.3.

“Swing Line Note” means a promissory note in the form of Exhibit D-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (i) $10,000,000, and (ii) the aggregate unused amount of Commitments then in effect.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning set forth in Section 2.19(c).

“Total Utilization of Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (b) the aggregate principal amount of all outstanding Swing Line Loans, and (c) the Letter of Credit Usage.

“Transactions” means the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate; provided that with respect to Swing Line Loans, such rate shall be determined by reference to the Alternate Base Rate only.

“Unfriendly Acquisition” means any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted” means, when referring to cash or Cash Equivalents, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” means any Subsidiary that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 5.10.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

Section 1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (ASC 825) (or any similar accounting principle) permitting or requiring a Person to value its financial liabilities or Indebtedness at the fair value thereof.

ARTICLE II

THE CREDITS

Section 2.1 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) the aggregate outstanding principal amount of such Lender’s Revolving Loans exceeding such Lender’s Commitment or (b) the Total Utilization of Commitments exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Each Lender’s Commitment shall expire on the Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Commitments shall be paid in full no later than such date.

Section 2.2 Revolving Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders in accordance with their respective Applicable Percentages. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.

(b) Subject to Section 2.13, each Borrowing of Revolving Loans shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.3 Swing Line Loans.

(a) During the Availability Period, subject to the terms and conditions hereof, Swing Line Lender may, from time to time in its sole discretion, agree to make Swing Line Loans to the Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Commitments exceed the Commitments then in effect. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Availability Period. Swing Line Lender’s Commitment shall expire on the Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Commitments shall be paid in full no later than such date.

(b) Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(c) With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.10, Swing Line Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower), no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed date of Borrowing, a notice (which shall be deemed to be a Borrowing Request given by the Borrower) requesting that each Lender holding a Commitment make Revolving Loans that are ABR Loans to the Borrower on such date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by the Administrative Agent to Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to the Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to the Borrower and shall be due under the Revolving Loan Note issued by the Borrower to Swing Line Lender. The Borrower hereby authorizes the Administrative Agent and Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of the Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.

(d) If for any reason Revolving Loans are not made pursuant to Section 2.3(c) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Lender holding a Commitment shall deliver to Swing Line Lender an amount by wire transfer equal to its respective participation in the applicable unpaid amount in same day funds to the account of the Swing Line Lender most recently designated by it for such purpose by notice to the Lenders. In the event any Lender holding a Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Alternate Base Rate, as applicable.

(e) Notwithstanding anything contained herein to the contrary, (i) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the foregoing clause (c) and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender had not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 4.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (ii) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 4.2 to the making of such Swing Line Loan have been satisfied or waived by the Required Lenders or (C) at a time when any Lender is a Defaulting Lender unless Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

(f) Swing Line Lender may resign as Swing Line Lender upon 30 days prior written notice to the Administrative Agent, the Lenders and the Borrower. Swing Line Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of Swing Line Lender. At the time any such replacement or resignation shall become effective, (i) the Borrower shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender, (ii) upon such prepayment, the resigning or removed Swing Line Lender shall surrender any Swing Line Note held by it to the Borrower for cancellation, and (iii) the Borrower shall issue, if so requested by the successor Swing Line Loan Lender, a new Swing Line Note to the successor Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions. From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.

Section 2.4 Issuance of Letters of Credit and Purchase of Participations Therein.

(a) During the Availability Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit (or amend, renew or extend an outstanding Letter of Credit) for the account of the Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $250,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Commitments exceed the Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect and (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) five days prior to the Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit. Subject to the foregoing, Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period and provides notice to such effect to the Borrower as set forth in such Letter of Credit, as applicable; provided, Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided, further, if any Lender is a Defaulting Lender, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.

(b) Whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver to the Administrative Agent an Issuance Notice and Application no later than 1:00 p.m. (New York City time) at least five Business Days in advance of the proposed date of issuance. Such Application shall be accompanied by documentary and other evidence of the proposed beneficiary’s identity as may reasonably be requested by the Issuing Bank to enable the Issuing Bank to verify the beneficiary’s identity or to comply with any applicable laws or regulations, including, without limitation, the USA Patriot Act. Upon satisfaction or waiver of the conditions set forth in Section 4.2, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures and UCP 600 or ISP98. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender with a Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e).

(c) In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to accept the documents delivered under such Letter of Credit in accordance with UCP 600 or ISP98. As between the Borrower and Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit; provided that, such assumption of risk by the Borrower shall not affect any rights that the Borrower may have against such beneficiary. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit except as otherwise provided in this clause (c); (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.4(c), the Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d) In the event Issuing Bank has honored a drawing under a Letter of Credit, it shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and Issuing Bank prior to 1:00 p.m. (New York City time) on the date such drawing is honored that the Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Borrowing Request to the Administrative Agent requesting Lenders with Commitments to make Revolving Loans that are ABR Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.2, Lenders with Commitments shall, on the Reimbursement Date, make Revolving Loans that are ABR Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender with a Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).

(e) Immediately upon the issuance of each Letter of Credit, each Lender having a Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the Borrower shall fail for any reason to reimburse Issuing Bank as provided in Section 2.4(d), Issuing Bank shall promptly notify the Administrative Agent of such event. The Administrative Agent shall then promptly notify each Lender with a Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Commitments. Each Lender with a Commitment shall make available to the Administrative Agent, for the account of Issuing Bank, an amount equal to its respective participation, in Dollars and in same day funds, no later than 12:00 p.m. (New York City time) on the first Business Day after the date notified by Issuing Bank. In the event that any Lender with a Commitment fails to make available to the Administrative Agent on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Alternate Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender with a Commitment to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section 2.4 in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to the Administrative Agent, who shall then distribute to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing, such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth in its Administrative Questionnaire or at such other address as such Lender may request.

(f) The obligation of the Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Restricted

Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Restricted Subsidiaries; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing.

(g) Without duplication of any obligation of the Borrower under Section 10.3, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages and losses, and all reasonable and documented costs, charges and out-of-pocket expenses (including reasonable fees, out-of-pocket expenses and disbursements of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction), which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of the gross negligence or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h) An Issuing Bank may resign as Issuing Bank upon 60 days prior written notice to the Administrative Agent, the Lenders and the Borrower. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(i) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with Letter of Credit Usage representing greater than 50% of the total Letter of Credit Usage) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of Letter of Credit Usage as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative

Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for any disbursements under Letters of Credit made by it and for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Usage at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Letter of Credit Usage representing greater than 50% of the total Letter of Credit Usage), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within five Business Days after all Events of Default have been cured or waived.

Section 2.5 Requests for Borrowings. To request a Borrowing (other than an issuance of a Letter of Credit), the Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day prior to the date of the proposed Borrowing or (c) in the case of a Borrowing of a Swing Line Loan, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing . Each such written Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B-1 attached hereto and signed by the Borrower. Each such written Borrowing Request shall specify the following information in compliance with Section 2.2 and Section 2.3:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) with respect to Revolving Loans, whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.6.

If no election as to the Type of Borrowing is specified with respect to Revolving Loans, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.6 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 Noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.7 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided that Swing Line Loans shall be made and maintained as ABR Borrowings only. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such written request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written request (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto and signed by the Borrower.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.8 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the aggregate outstanding principal amount of Loans would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be applied to the Lenders in accordance with their respective Applicable Percentages.

Section 2.9 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

Section 2.10 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the requirements of Section 2.15), subject to prior notice in accordance with this Section. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or delivery of written notice) or telecopy of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.8, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.8. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2.

(b) The Borrower shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Commitments shall not at any time exceed the Commitments then in effect.

(c) Each prepayment of a Borrowing shall be applied ratably to the Loans of the Lenders in accordance with their respective Applicable Percentages. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any costs incurred as contemplated by Section 2.15.

(d) Considering each Type of Loans being prepaid separately, any prepayment thereof shall be applied first to ABR Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.15.

Section 2.11 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the daily amount of the unused Commitment of such Lender during the period from and including the date hereof to but excluding the Commitment Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. The unused portion of the Commitments of any Lender, for purposes of this calculation, shall equal (i) the amount of Commitments of such Lender, minus (ii) the outstanding Revolving Loans of such Lender and the aggregate amount of all participations by such Lender or any outstanding Letters of Credit or any unreimbursed drawings under any Letter of Credit. For the avoidance of doubt, the outstanding amount of any Swingline Loans shall not be counted towards or considered usage of the Commitments for purposes of determining the commitment fee. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) On the Closing Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender an upfront fee equal to 0.50% of the aggregate principal amount of the Commitments, payable to each Lender pro rata in accordance with the amount of such Lender’s Commitment.

(c) The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) letter of credit fees equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Loans, multiplied by (B) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination). Such letter of credit fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and shared proportionally by the Lenders in accordance with their Applicable Percentages.

(d) The Borrower agrees to pay directly to Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to 0.125%, per annum, multiplied by the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

Such fronting fee shall be paid on a quarterly basis in arrears and is due and payable on the second Business Day after the end of each March, June, September and December in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit expiration date and thereafter on demand.

(e) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.12 Interest.

(a) The Loans comprising each ABR Borrowing (including all Swing Line Loans) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, (i) at all times when an Event of Default listed in Section 8.1(a) has occurred hereunder and is continuing and (ii) at the request of the Required Lenders at any time that any other Event of Default has occurred and is continuing, all amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i), in the case of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) The Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are ABR Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are ABR Loans.

(g) Interest payable pursuant to Section 2.12(f) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.12(f), Issuing Bank shall distribute to the Administrative Agent, for the account of each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to the Administrative Agent, for the account of each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

Section 2.13 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.14 Increased Costs; Illegality.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, liquidity, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) impose on any Lender or Issuing Bank or the Administrative Agent any Taxes (other than Indemnified Taxes or Tax described in clauses (b) through (d) of the definition of Excluded Taxes), on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder, the Loans made by such Lender or participations in Letters of Credit held by such Lender to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its respective holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefore; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue

Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.15 Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes, except as required by law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower shall be increased as necessary so that after making such deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefore, for the full amount of any Indemnified Taxes or Other Taxes paid by the

Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender, if it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(ii) executed originals of Internal Revenue Service Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN;

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a portfolio interest certificate in compliance with Section 2.16(e)(iii), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate in compliance with Section 2.16(e)(iii) on behalf of such partner or partners; or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made unless, in the Foreign Lender’s sole determination exercised in good faith, such completion would subject such Foreign Lender to any material cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender.

In addition, any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this

Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(f) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Borrower and the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements or to determine the amount to deduct and withhold from such payment.

(g) If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that (w) any Lender or the Administrative Agent may determine, in its sole discretion exercised in good faith consistent with the policies of such Lender or the Administrative Agent, whether to seek a refund for any Taxes; (x) any Taxes that are imposed on a Lender or the Administrative Agent as a result of a disallowance or reduction of any Tax refund with respect to which such Lender or the Administrative Agent has made a payment to the Loan Party pursuant to this Section shall be treated as an Indemnified Tax for which the Loan Party is obligated to indemnify such Lender or the Administrative Agent pursuant to this Section without any exclusions or defenses; (y) nothing in this Section shall require the Lender or the Administrative Agent to disclose any confidential information to a Loan Party (including, without limitation, its tax returns);and (z) neither any Lender nor the Administrative Agent shall be required to pay any amounts pursuant to this Section for so long as a Default or Event of Default exists.

(h) For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank.

Section 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at 1 Pierrepont Plaza, 7th Floor, Brooklyn, New York, 11201 and except that payments pursuant to Section 2.14, Section 2.15 Section 2.16 and Section 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.3, Section 2.4(e), Section 2.6(b) or paragraph (d) of this Section, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender (which term shall include Issuing Bank for purposes of this Section 2.18(a)) requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender (which term shall include Issuing Bank for purposes of this Section 2.18(b)) requests compensation under Section 2.14, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender or (iv) any Lender is a Declining Lender under Section 2.20, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.19 Incremental Commitments.

(a) Borrower may by written notice to Administrative Agent elect to request (A) at any time prior to the Commitment Termination Date, an increase to the existing Commitments (each, a “Commitment Increase”) and/or (B) the establishment of one or more new term loan commitments (the “New Term Loan Commitments” and, together with each Commitment Increase, the “Incremental Commitments”) up to an aggregate amount not to exceed $25,000,000, in increments not less than $10,000,000 individually, and integral multiples of $5,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increase Date”) on which Borrower proposes that the Commitment Increase or New Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent and (B) the identity of each Lender or other Person (other than the Borrower or an Affiliate thereof or any natural person) reasonably acceptable to the Administrative Agent, Issuing Bank and Swing Line Lender (each, an “Incremental Revolving Lender “ or “Incremental Term Lender”, as applicable, and collectively, the “ Incremental Lenders”) to whom Borrower proposes any portion of such Commitment Increase or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that Administrative Agent shall have no obligation to arrange such Commitment Increase or New Term Loan Commitments unless otherwise agreed in writing and any Lender approached to provide all or a portion of the Commitment Increase or New Term Loan Commitments may elect or decline, in its sole discretion, to provide a Commitment Increase or a New Term Loan Commitment.

Such Commitment Increase or New Term Loan Commitments shall become effective, as of such Increase Date; provided that (1) no Default or Event of Default shall exist on such Increase Date before or after giving effect to such Incremental Commitments; (2) after giving effect to the incurrence of such Incremental Commitments and the application of proceeds therefrom, and assuming a full drawing of such New Term Loan Commitments or Commitment Increase as applicable, but without “netting” the cash proceeds thereof, the Consolidated Total Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the fiscal quarter most recently ended for which financial statements are required to be delivered pursuant to Section 5.1, shall not exceed the maximum Consolidated Total Leverage Ratio permitted under Section 6.12 for such period, (3) both before and after giving effect to the incurrence of such Incremental Commitments and the application of proceeds therefrom, each of the conditions set forth in Section 4.2 shall be satisfied (except as otherwise agreed by the Administrative Agent and each applicable Incremental Lender); (4) the Commitment Increase or New Term Loan Commitments, as applicable, shall be effected pursuant to one or more joinder agreements in form and substance reasonably satisfactory to the Borrower and the Administrative Agent executed and delivered by Borrower, the applicable Incremental Lender, and Administrative Agent; (5) Borrower shall make any payments required pursuant to Section 2.15 in connection with such Incremental Commitments; and (6) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.

(b) On any Increase Date on which a Commitment Increase is effected, subject to the satisfaction of the foregoing terms and conditions, (a) each Lender with a Commitment shall assign to each of the Incremental Revolving Lenders, and each of the Incremental Revolving Lenders shall purchase from each of the Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Lenders and Incremental Lenders ratably in accordance with their Commitments after giving effect to such Commitment Increase, (b) each Commitment Increase shall be deemed for all purposes a Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each Incremental Revolving Lender shall become a Lender with respect to its Commitment Increase and all matters relating thereto.

(c) On any Increase Amount Date on which any New Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Term Lender shall make a Loan to Borrower (a “Term Loan”) in an amount equal to its New Term Loan Commitment, and (ii) each New Term Lender shall become a Lender hereunder with respect to the New Term Loan Commitments and the Term Loans made pursuant thereto.

(d) Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increase Date and in respect thereof (y) the Commitment Increase and the Incremental Revolving Lenders or the New Term Loan Commitments and the Incremental Term Lenders, as applicable, and (z) in the case of each notice to any Lender, the respective interests in such Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.

(e) The terms and provisions of Loans made pursuant to the Incremental Commitments shall be as follows:

(i) The terms and provisions of any Commitment Increase and any loans made thereunder shall be identical to the terms of the Revolving Loans and Commitments;

(ii) The terms and provisions of the Term Loans and New Term Loan Commitments (a) shall not be secured by any assets other than the Collateral, (b) shall not be guaranteed by Persons other than the Guarantors, and (c) shall be otherwise be on terms reasonably satisfactory to Administrative Agent;

(iii) any Incremental Commitments shall rank pari passu or junior in right of payment in respect of the Collateral and with the Obligations in respect of the existing Commitments; provided, that any Incremental Commitment that ranks junior in right of payment in respect of the Collateral or with the Obligations shall be subject to customary intercreditor arrangements reasonably acceptable to the Administrative Agent;

(iv) the Term Loans shall not have scheduled principal repayments in excess of 2.5% of the original principal amount of such Term Loans per calendar year; and

(v) the maturity date applicable to any Term Loans shall be no earlier than the Maturity Date.

(f) Notwithstanding anything to the contrary in Section 10.2, each joinder agreement contemplated hereby may, without the consent of any other Lenders or the Required Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of Administrative Agent and the Borrower to effect the provision of this Section 2.19.

Section 2.20 Extension of Maturity Date.

(a) The Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders) not less than 30 days prior to the then existing maturity date for Commitments hereunder (the “Existing Maturity Date”), request that the Lenders extend the Existing Maturity Date in accordance with this Section; provided that the Borrower may not make more than two Maturity Date Extension Requests during the term of this Agreement. Each Maturity Date Extension Request shall (i) specify the date to which the Maturity Date is sought to be extended; provided that such date is no more than one calendar year from the then scheduled Maturity Date, (ii) specify the changes, if any, to the Applicable Margin to be applied in determining the interest payable on Loans of, and fees payable hereunder to, Consenting Lenders (as defined below) in respect of that portion of their Commitments (and related Loans) extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date), and (iii) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request, provided that no such changes or modifications requiring approvals pursuant to Section 10.2(b) shall become effective prior to the then existing Maturity Date unless such other approvals have been obtained. In the event a Maturity Date Extension Request shall have been delivered by the Borrower, each Lender shall have the right to agree or not agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “ Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender). If a Lender elects to extend only a portion of its then existing Commitment, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment. If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of

Commitments held by them, then, subject to paragraph (d) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the Commitments of the Consenting Lenders (including interest and fees payable in respect thereof), shall be modified as set forth in the Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders having been obtained), except that any such other modifications and amendments that do not take effect until the Existing Maturity Date shall not require the consent of any Lender other than the Required Lenders and the Consenting Lenders) become effective.

(b) Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 2.18 and 9.4, at any time prior to the Existing Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitments subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment assigned to and assumed by it on and after the effective time of such replacement.

(c) If a Maturity Date Extension Request has become effective hereunder, on the Existing Maturity Date, the Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, terminate, and the Borrower shall repay all the Loans of each Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder (accordingly, the Commitment of any Consenting Lender shall, to the extent the amount of such Commitment exceeds the amount set forth in the notice delivered by such Lender pursuant to paragraph (a) of this Section and to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, be permanently reduced by the amount of such excess, and, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, the Borrower shall prepay the proportionate part of the outstanding Loans of such Consenting Lender, in each case together with accrued and unpaid interest thereon to but excluding the Existing Maturity Date and all fees and other amounts payable in respect thereof on or prior to the Existing Maturity Date), it being understood that such repayments may be funded with the proceeds of new Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Commitments.

(d) Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, the conditions set forth in Section 4.2 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Maturity Date Extension Request) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer.

(e) Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section, or any amendment or modification of the terms and conditions of the Commitments and Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.8(c) or Section 2.17(c) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 10.2(b).

(f) The Borrower, the Administrative Agent, the Required Lenders and the Consenting Lenders may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section.

Section 2.21 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2;

(ii) if any Swing Line Exposure or Letter of Credit Usage exists at the time such Lender becomes a Defaulting Lender then:

(A) all or any part of the Swing Line Exposure and Letter of Credit Usage of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of the Total Utilization of Commitments of all non-Defaulting Lenders plus such Defaulting Lender’s Swing Line Exposure and Letter of Credit Usage does not exceed the total of all non-Defaulting Lenders’ Commitments, (y) the sum of any non-Defaulting Lender’s Total Utilization of Commitments plus its Pro Rata Share of such Defaulting Lender’s Swing Line Exposure and Letter of Credit Usage does not exceed such non-Defaulting Lender’s Revolving Commitment and (z) the conditions set forth in Section 4.2 are satisfied at such time;

(B) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the benefit of Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Usage (after giving effect to any partial reallocation pursuant to clause (Ai) above) in accordance with the procedures set forth in Section 2.4(i) for so long as such Letter of Credit Usage is outstanding;

(C) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Usage pursuant to clause (B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(c) with respect to such Defaulting Lender’s Letter of Credit Usage during the period such Defaulting Lender’s Letter of Credit Usage is cash collateralized;

(D) if the Letter of Credit Usage of the non-Defaulting Lenders is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(E) if all or any portion of such Defaulting Lender’s Letter of Credit Usage is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(c) with respect to such Defaulting Lender’s Letter of Credit Usage shall be payable to Issuing Bank until and to the extent that such Letter of Credit Usage is reallocated and/or cash collateralized;

(iii) so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Usage will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by Borrower in accordance with Section 2.21(a)(ii), and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(a)(ii)(A) (and such Defaulting Lender shall not participate therein);

(iv) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.1 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize Issuing Banks’ Letter of Credit Usage with respect to such Defaulting Lender in accordance with Section 2.4(i); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize Issuing Banks’ future Letter of Credit Usage with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.4(i); sixth, to the payment of any amounts owing to the Lenders, Issuing Bank or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letters of Credit disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or Letters of Credit were made when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of or Letters of Credit disbursements owed to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments (without giving effect to Section 2.21(a)(ii)(A)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

(v) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.11 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(l) If (i) any Lender becomes a Defaulting Lender or (ii) the Swing Line Lender or Issuing Bank has a good faith belief that any Lender will become a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swing Line Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the Swing Line Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(m) If the Borrower, Swing Line Lender, Issuing Bank and the Administrative Agent each agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders (other than Swing Line Loans) or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their respective Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

Section 3.1 Organization. Each of the Borrower and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

Section 3.2 Powers; Authorization; Enforceability; Government Approvals. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices described in Schedule 3.2, which Governmental Approvals, consents, authorizations, filings and notices have been obtained or made and are in full force and effect, and (ii) the filings referred to in Section 3.18. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law (except as set forth in Schedule 3.3 but including any Operating Document of any Loan Party) or any material Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any material Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Collateral Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect. The absence of obtaining the Governmental Approvals described in Schedule 3.3 and the violations of Requirements of Law referenced in Schedule 3.3 shall not have an adverse effect on any rights of the Lenders or any Agent pursuant to the Loan Documents.

Section 3.4 Financial Condition.

(a) The audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2011, December 31, 2012 and December 31, 2013, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Loan Party has, as of the Closing Date, any material Guarantee obligations, material contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph or have been incurred after the date of such financial statements in the ordinary course of such Loan Party’s business that in the case of material contingent liabilities, have not been disclosed to the Administrative Agent. During the period from December 31, 2013 to and including the date hereof, there has been no disposition by any Loan Party of any material part of its business or property.

(b) Since December 31, 2013, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.5 Properties. Each Loan Party has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all of its other property, and none of such property is subject to any Lien except as permitted by Section 6.2. No Loan Party owns any Investment except as permitted by Section 6.7. As of the Closing Date, no Loan Party owns any Material Real Estate Assets.

Section 3.6 Litigation and Environmental Matters.

(a) No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Loan Party or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

(b) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i) Except as disclosed on Schedule 3.6, to the knowledge of the Loan Parties, the facilities and properties owned, leased or operated by any Loan Party (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted a violation of, or could give rise to liability under, any Environmental Law;

(ii) no Loan Party has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Loan Party (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(iii) no Loan Party has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor has any Loan Party generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(iv) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Loan Party is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(v) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Loan Party or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

(vi) the Properties and all operations of the Loan Parties at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and except as disclosed on Schedule 3.6, to the knowledge of the Borrower, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(vii) no Loan Party has assumed any liability of any other Person under Environmental Laws.

Section 3.7 Compliance with Laws. Each Loan Party is in material compliance with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.8 Investment Company Status. No Loan Party is an “investment company,” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Except as set forth in Schedule 3.3, no such Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board), including the Federal Power Act, that may limit its ability to incur Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable.

Section 3.9 Taxes. Each Loan Party has filed or caused to be filed all Federal, all income and all other material state and other tax returns that are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with, and to the extent required by, GAAP have been provided on the books of the relevant Loan Party); no tax Lien has been filed, and, to the knowledge of the Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge that is not being contested in good faith by appropriate proceedings.

Section 3.10 ERISA. Each Loan Party and each of its respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA with respect to each Pension Plan, and have performed all their obligations under each Pension Plan;

(a) no ERISA Event has occurred or is reasonably expected to occur;

(b) each Loan Party and each of its respective ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained;

(c) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Loan Party nor any of its respective ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date;

(d) as of the most recent valuation date for any Pension Plan, the amount of outstanding benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $100,000;

(e) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code;

(f) all liabilities under each Pension Plan are (i) funded to at least the minimum level required by law, (ii) provided for or recognized in the financial statements most recently delivered to the

Administrative Agent and the Lenders pursuant hereto or (iii) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and;

(g)(i) no Loan Party is nor will any such Loan Party be a “plan” within the meaning of Section 4975(e) of the Code; (ii) the respective assets of the Loan Parties do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (iii) no Loan Party is nor will any such Loan Party be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (iv) transactions by or with any Loan Party are not and will not be subject to state statutes applicable to such Loan Party regulating investments of fiduciaries with respect to governmental plans.

Section 3.11 Disclosure. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to any Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Responsible Officer that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to any Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

Section 3.12 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 3.12 sets forth the name and jurisdiction of organization of the Borrower and each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by any Loan Party, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower or any Subsidiary, except as may be created by the Loan Documents.

Section 3.13 USA PATRIOT Act. Each Loan Party is in compliance with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act or the Bribery Act 2012. No part of the proceeds of the Loans or Letters of Credit made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.14 Sanctioned Persons. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan or Letter of Credit made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 3.15 Margin Stock.

(a) None of the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 3.16 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness, Obligations and obligations being incurred in connection herewith, will be and will continue to be, Solvent.

Section 3.17 Immaterial Subsidiaries. As of the Closing Date, no Restricted Subsidiaries are Immaterial Subsidiaries.

Section 3.18 Collateral Documents. The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of the Equity Interests, if any, described in the Security Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Equity Interests are delivered to the Collateral Agent, and in the case of the other Collateral constituting personal property described in the Security Agreement, when financing statements and other filings specified on Schedule 3.18(a) in appropriate form are filed in the offices specified on Schedule 3.18(a), the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except as otherwise contemplated by the Intercreditor Agreement and except for, in the case of Collateral other than Equity Interests, Liens permitted by Section 6.2 which are non-consensual permitted Liens, permitted purchase money Liens, or the interests of lessors under capital leases). As of the Closing Date, no Loan Party that is a limited liability company or partnership has any Equity Interests that are not Certificated Securities.

(b) Any Mortgages delivered after the Closing Date pursuant to Section 5.11 will be, upon execution, effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.

ARTICLE IV

CONDITIONS

Section 4.1 Closing Date. The obligations of the Lenders to make Loans hereunder and Issuing Bank to issue Letters of Credit, as applicable, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and each other Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement and each other Loan Document) that such party has signed a counterpart of this Agreement and each other Loan Document.

(b) The Administrative Agent shall have received a Note executed by the Borrower in favor of each Lender requesting a Note in advance of the Closing Date.

(c) The Administrative Agent shall have received a fully executed copy of the Intercreditor Agreement.

(d) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Fenwick & West LLP, counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(e) The Administrative Agent shall have received (i) certified copies of the resolutions of the board of directors of the Borrower and each other Loan Party approving the transactions contemplated by the Loan Documents to which it is a party and the execution and delivery of such Loan Documents to be delivered by the Borrower and the other Loan Parties on the Closing Date, and all documents evidencing other necessary corporate (or other applicable organizational) action and governmental approvals, if any, with respect to the Loan Documents, (ii) certified copies of the Operating Documents of such Loan Party and (iii) all other documents reasonably requested by the Administrative Agent relating to the organization, existence and good standing of each Loan Party and authorization of the transactions contemplated hereby.

(f) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party, to be delivered by each Loan Party on the Closing Date and the other documents to be delivered hereunder on the Closing Date.

(g) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, dated as of the Closing Date and in form and substance reasonably satisfactory to it, certifying (A) that the conditions specified in Sections 4.2(b) and (c) have been satisfied, and (B) that there has been no event or circumstance since December 31, 2013, that has had or that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(h) In order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected first priority security interest in the Collateral (subject to Liens permitted by Section 6.2), each Loan Party shall have delivered to the Collateral Agent:

(i) evidence satisfactory to the Collateral Agent of the compliance by each Loan Party of its obligations under the Security Agreement and the other Collateral Documents (including its obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper, Mortgages with respect to the Material Real Estate Assets and any agreements governing deposit and/or securities accounts as provided therein);

(ii) a completed Perfection Certificate dated the Closing Date and executed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby; and

(iii) evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Collateral Agent.

(g) The Lenders shall have received satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to Liens permitted by Section 6.2) lien and security interest in the Collateral.

(h) The Administrative Agent shall have received all governmental, shareholder and third party consents and approvals necessary in connection with (A) the entering into and arrangement of this Agreement, and (B) all related transactions and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Borrower and its Subsidiaries or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect.

(i) There shall not have occurred since December 31, 2013 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(j) The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to be determined adversely to any Loan Party which, if so determined, could reasonably be expected to have a Material Adverse Effect.

(k) The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the fiscal years ended as of December 31, 2011, December 31, 2012 and December 31, 2013, and (ii) unaudited interim consolidated financial statements of the Borrower for the fiscal months ended March 31, 2014 and June 30, 2014 and each fiscal quarter ended thereafter that ends at least 15 days before the Closing Date.

(l) The Collateral Agent shall have received a certificate from the applicable Loan Party’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(m) On the Closing Date, the Administrative Agent shall have received a Solvency Certificate in form, scope and substance reasonably satisfactory to the Administrative Agent, and demonstrating that Borrower is, individually and together with its Subsidiaries, are and will be Solvent.

(n) All accrued fees and expenses of the Agents and Lenders (including the fees and expenses of counsel (including any local counsel) for the Agents) shall have been paid.

(o) The Administrative Agent shall have received a fully executed copy of the ABL Credit Agreement certified by a Responsible Officer to be a true and complete copy of the ABL Credit Agreement.

(p)(i) All Indebtedness under the Subordinated Loan Agreement shall have been repaid in full, together with all fees and other amounts owing thereon and all commitments thereunder shall have been terminated and all liens securing the obligations under the Subordinated Loan Agreement shall have been terminated (or arrangements reasonably satisfactory to the Administrative Agent for such termination shall have been made) and (ii) the Borrower and its Restricted Subsidiaries shall have no Indebtedness for borrowed money outstanding as of the Closing Date other than the Obligations and Indebtedness under the ABL Credit Agreement.

(q) The Administrative Agent shall have received, to the extent reasonably requested by any of the Lenders at least five Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article IX, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2 Each Credit Event. The obligation of each Lender to make a Loan or Issuing Bank to issue any Letter of Credit, as applicable, on the occasion of any Borrowing (other than a Borrowing consisting solely of a conversion of Loans of one Type to another Type or a continuation of a Eurodollar Loan following the expiration of the applicable Interest Period), or the obligation of Issuing Bank to extend the maturity or increase the face amount of any Letter of Credit on the date of any such extension or increase, and the effectiveness of any Commitment Increase pursuant to Section 2.19 or any extension of the Maturity Date pursuant to Section 2.20, is subject to the satisfaction of the following condition:

(a) The Administrative Agent shall have received a fully executed and delivered Borrowing Request or Issuance Notice and Application, as the case may be;

(b) The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date of such Borrowing, Commitment Increase, increase or extension, as applicable, except that (i) for purposes of this Section, the representations and warranties contained in Section 3.4(a) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.1 and (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects);

(c) At the time of and immediately after giving effect to such Borrowing, Commitment Increase, increase or extension, as applicable, no Default or Event of Default shall have occurred and be continuing; and

(d) After giving effect to such Borrowing, Commitment Increase, increase or extension, as applicable, the Consolidated Total Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the fiscal quarter most recently ended for which financial statements are required to be delivered pursuant to Section 5.1, shall not exceed the maximum Consolidated Total Leverage Ratio permitted under Section 6.12 for such period.

Each Borrowing, extension, increase, Commitment Increase and extension of the Maturity Date shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in paragraphs (b), (c) and (d) of this Section have been satisfied as of the date thereof.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have been cancelled or expired or cash collateralized on terms reasonably satisfactory to Issuing Bank, each Loan Party covenants and agrees with the Lenders that:

Section 5.1 Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC) following a Qualified IPO or other securities offering, a copy of the audited consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated and consolidating statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, together with an unqualified opinion by PricewaterhouseCoopers or other independent certified public accountants of nationally recognized standing and reasonably acceptable to the Administrative Agent;

(b) as soon as available, but in any event not later than 30 days after the end of each month during each fiscal year of the Borrower, the unaudited consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating statements of income and of cash flows for such month and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(c) concurrently with the delivery of any financial statements pursuant to subsections (a) and (b), (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of all monthly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Loan Party with the provisions of this Agreement referred to therein as of the last day of the month or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any Intellectual Property issued to or acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(d) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for such immediately subsequent fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto, and projected covenant compliance for each fiscal quarter period of such fiscal year), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Borrower stating that such Projections are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized that Projections are not to be viewed as fact and that actual results during the period or periods covered by such Projections may differ from the projected results set forth therein by a material amount;

(e) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to the Borrower’s filings with the SEC);

(f) within five days after the same are sent, copies of each annual report, proxy or financial statement or other material report that the Borrower sends to the holders of any class of the Borrower’s debt securities or public equity securities and, within five days after the same are filed, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(g) upon request by the Administrative Agent, within five days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law and that could reasonably be expected to have a Material Adverse Effect on any of the Governmental Approvals or otherwise on the operations of the Loan Parties;

(h) concurrently with the delivery of the financial statements referred to in subsections (a) and (b), copies of all written reports, presentations or memoranda with respect to results of operations or financial information of the Borrower or any Restricted Subsidiary that have been delivered to the Board of Directors of the Borrower for such month, excluding any material determined by the Borrower in good faith to be highly sensitive or confidential;

(i) concurrently with the delivery of the financial statements referred to in subsections (a), a report of a reputable insurance broker with respect to the insurance coverage required to be maintained pursuant to Section 5.5 and the terms of the Security Agreement, together with any supplemental reports with respect thereto which any Agent may reasonably request;

(j) promptly following any request in writing (including any electronic message) therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; and

(k) the Borrower will furnish to the Collateral Agent (i) any information regarding Collateral required pursuant to the Collateral Documents and (ii) each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.1(a), a certificate of its Responsible Officer (x) either confirming that there has been no change in the information contained in the schedules to the Security Agreement since the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes in the form of a Security Supplement delivered pursuant to Section 4.2 of the Security Agreement and (y) certifying that, to its knowledge, all Uniform Commercial Code financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the documents delivered pursuant to clause (x) above to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents (except as noted therein with respect to any continuation statements to be filed within such period).

Information required to be delivered pursuant to Section 5.1(b) and Section 5.1(c) shall be required to be delivered for each fiscal quarter of the Borrower, not later than 45 days after the end of each such fiscal quarter, at any time (i) that quarterly financial statements are required to be delivered under any Material Indebtedness of the Borrower, (ii) after a Qualified IPO or (iii) after the ABL Credit Agreement has been repaid in full and terminated.

Information required to be delivered pursuant to Section 5.1(a) or Section 5.1(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such information, or provides a link thereto on the Borrower’s website on the Internet at http://www.fitbit.com (or any successor page) or at http://www.sec.gov; or (ii) on which such information is posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, (x) to the extent the Administrative Agent or any Lender so requests, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to herein, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.2 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that becomes known to any officer of the Borrower or any of its Subsidiaries that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3 Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3 and (ii) none of the Borrower or any of its Restricted Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges or franchises where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.4 Payment of Taxes. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it that, if not paid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than Tax Liabilities which, if unpaid, would become a Lien upon any properties of the Borrower or any of its Restricted Subsidiaries not otherwise permitted under Section 6.2, in both cases except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) to the extent required by GAAP, the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.5 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Except as otherwise agreed by the Collateral Agent, each such policy of insurance shall (a) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provide for at least thirty days’ prior written notice to the Collateral Agent of any cancellation of such policy.

Section 5.6 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements in accordance with GAAP (other than as set forth in Schedule 3.4). The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (pursuant to the request made through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided, that the Borrower or such Restricted Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Section, none of the Borrower or any of its Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product.

Section 5.7 ERISA-Related Information. The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests):

(a) promptly and in any event within 15 days after the Borrower, any Restricted Subsidiary or any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of a Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule B);

(b) promptly and in any event within 30 days after the Borrower, any Restricted Subsidiary or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Borrower, Restricted Subsidiary, or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (d) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event;

(c) promptly, and in any event within 30 days, after becoming aware that there has been (i) a material increase in Unfunded Pension Liabilities (taking into account only Pension Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (ii) the existence of potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Restricted Subsidiary and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans, (iii) the adoption of, or the commencement of contributions to, any Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by the Borrower, any Restricted Subsidiary or any ERISA Affiliate, or (iv) the adoption of any amendment to a Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which results in a material increase in contribution obligations of the Borrower, any Restricted Subsidiary or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower; and

(d) if, at any time after Closing Date, the Borrower, any Restricted Subsidiary or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Pension Plan or Multiemployer Plan which is not set forth in Schedule 3.10, then the Borrower shall deliver to the Administrative Agent an updated Schedule 3.10 as soon as practicable, and in any event within 10 days after the Borrower, such Restricted Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), thereto.

Section 5.8 Compliance with Laws and Agreements. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any

Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.9 Use of Proceeds. The proceeds of the Loans will be used only for ongoing working capital and general corporate purposes, including, without limitation, for stock repurchases under stock repurchase programs approved by the Borrower and for Acquisitions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 5.10 Additional Guarantors. In the event that any Person becomes a Subsidiary (other than an Excluded Subsidiary), the Borrower shall within 30 days thereafter (or such longer period of time as the Collateral Agent may agree in its sole discretion) (i) cause such Subsidiary to become a Guarantor hereunder by executing and delivering to the Administrative Agent a Counterpart Agreement and a Grantor under the Security Agreement by executing and delivering to the Collateral Agent the joinder agreement required thereunder, and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by the Collateral Agent or required by the Collateral Documents. In the event that any Person becomes a Foreign Subsidiary of the Borrower (other than an Unrestricted Subsidiary), and the ownership interests of such Foreign Subsidiary are owned by any Loan Party, such Loan Party shall within 30 days thereafter (or such longer period of time as the Collateral Agent may agree in its sole discretion) take all of the actions referred to in the Security Agreement necessary to grant a perfected security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Security Agreement in the Equity Interests of such Foreign Subsidiary (provided, that in no event shall more than 65% of the total outstanding Equity Interests of any such Foreign Subsidiary that is an Excluded Subsidiary be required to be so pledged). With respect to each such Subsidiary (other than an Excluded Subsidiary) and Foreign Subsidiary, the Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary, and (ii) all of the data required to be set forth in Schedule 3.12 hereto; and such written notice shall be deemed to supplement Schedule 3.12 for all purposes hereof. If requested by the Administrative Agent, the Administrative Agent shall receive an opinion of counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent in respect of such customary matters as may be reasonably requested by the Administrative Agent relating to any Counterpart Agreement or joinder agreement delivered pursuant to this Section, dated as of the date of such agreement.

Section 5.11 Additional Material Real Estate Assets. In the event that any Loan Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset due to a material renovation of or addition to such Real Estate Assets and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of the Collateral Agent, for the benefit of the Secured Parties, then such Loan Party shall promptly provide notice to the Administrative Agent of such acquisition or event and, to the extent requested by the Administrative Agent or the Required Lenders, shall promptly (i) execute and deliver a first priority Mortgage, in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. In connection with the foregoing, no later than three (3) Business Days prior to the date on which a Mortgage is executed and delivered pursuant to this Section 5.11, in order to comply with the Flood Laws, the Administrative Agent shall have received the following documents: (A) a completed standard “life of loan” flood hazard determination form, (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the applicable Loan Party (“Loan Party Notice”) and (if applicable) notification to the applicable Loan Party that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the applicable Loan Party’s receipt of the Loan Party Notice (e.g., countersigned Loan Party Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Loan Party Notice is required to be given and, to the extent flood insurance is required by any applicable Requirement of Law or any Lenders’ written regulatory or compliance procedures and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the applicable Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent.

Section 5.12 Further Assurances. Each Loan Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are (i) guaranteed by the Guarantors and (ii) are secured by the Collateral. If at any time the Collateral Agent receives a notice from a Lender or otherwise becomes aware that any mortgaged Material Real Estate Asset has become a Flood Hazard Property, the Collateral Agent shall deliver such notice to the Borrower and the Borrower shall take all actions required as a result of such change as described in Section 5.11.

Section 5.13 Environmental Laws.

Except where the same would not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Restricted Subsidiaries to:

(a) Comply in all material respects with, and use reasonable commercial efforts to bring about compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and use reasonable commercial efforts to bring about that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

Section 5.14 Designation of Restricted and Unrestricted Subsidiaries.

(a) At any time after repayment in full, and termination of all commitments under, the ABL Credit Agreement, the Board of Directors may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications:

(i) such Subsidiary does not own any Equity Interest of the Borrower or any Restricted Subsidiary;

(ii) the Borrower would be permitted to make an Investment at the time of the designation in an amount equal to the aggregate fair market value of all Investments of the Borrower or its Restricted Subsidiaries in such Subsidiary;

(iii) any Guarantee or other credit support thereof by the Borrower or any Restricted Subsidiary is permitted under Section 6.1 or Section 6.7;

(iv) neither the Borrower nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of such Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results except to the extent permitted by Section 6.1 or Section 6.7;

(v) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would result from such designation;

(vi) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” or a “guarantor” (or any similar designation) for any other Indebtedness of the Borrower or a Restricted Subsidiary; and

(vii) immediately after such designation on a Pro Forma Basis, the Consolidated Total Leverage Ratio, as of the last day of the fiscal quarter most recently ended for which financial statements are required to be delivered pursuant to Section 5.1, shall not exceed the maximum Consolidated Total Leverage Ratio permitted under Section 6.12 for such period.

Once so designated, the Subsidiary will remain an Unrestricted Subsidiary, subject to subsection (b).

(b) A Subsidiary previously designated as an Unrestricted Subsidiary which fails to meet the qualifications set forth in subsections (a)(i), (a)(iii), (a)(iv) or (a)(vi) of this Section 5.14 will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in subsection (d). The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause an Event of Default.

(c) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(i) all existing Investments of the Borrower and the Restricted Subsidiaries therein (valued at the Borrower’s proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;

(ii) all existing Equity Interest or Indebtedness of the Borrower or a Restricted Subsidiary held by it will be deemed incurred at that time, and all Liens on property of the Borrower or a Restricted Subsidiary held by it will be deemed incurred at that time;

(iii) all existing transactions between it and the Borrower or any Restricted Subsidiary will be deemed entered into at that time;

(iv) it is released at that time from the Guaranty and the Security Agreement and all related security interests on its property shall be released; and

(v)	it will cease to be subject to the provisions of this Agreement as a Restricted Subsidiary.

(d) Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary pursuant to Section 5.14(b),

(i) all of its Indebtedness will be deemed incurred at that time for purposes of Section 6.1;

(ii) Investments therein previously charged under Section 6.7 will be credited thereunder;

(iii) it may be required to become a Guarantor pursuant to Section 5.10; and

(iv) it will thenceforward be subject to the provisions of this Agreement as a Restricted Subsidiary.

(e) Any designation by the Board of Directors of a Subsidiary as an Unrestricted Subsidiary after the Closing Date will be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolutions of the Board of Directors giving effect to the designation and a certificate of an officer of the Borrower certifying that the designation complied with the foregoing provisions.

Section 5.15 Post-Closing Covenant.

Within 45 days after the Closing Date (or such other date as the Collateral Agents shall agree in its sole discretion), the Borrower shall cause to be delivered to the Collateral Agent (a) certificates (together with appropriate instruments of transfer, executed in blank), if any, representing up to 66% of the total outstanding voting Equity Interests (and 100% of the non-voting Equity Interests) of each of the Subsidiaries set forth on Schedule 5.15, in each case that is required to be pledged to the Collateral Agent pursuant to Loan Documents and (b) lender’s loss payable, additional insured and notice of cancellation endorsements, as applicable, with respect to each Loan Party’s liability and property insurance policies, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have been cancelled or expired or cash collateralized on terms reasonably satisfactory to Issuing Bank, each Loan Party covenants and agrees with the Lenders that:

Section 6.1 Indebtedness. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)(i) the Obligations and (ii) the “Obligations” under and as defined in the ABL Credit Agreement; provided, that the aggregate amount of such Indebtedness under this clause (ii) does not exceed $287,500,000;

(b) Indebtedness of the Borrower or its Restricted Subsidiaries with respect to Capital Lease Obligations, sale-lease back transactions and purchase money Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time; provided that any such Indebtedness shall be secured only by the asset (including all accessions, attachments, improvements and the proceeds thereof) acquired in connection with the incurrence of such Indebtedness;

(c) Unsecured Indebtedness in an aggregate outstanding principal amount not to exceed at any time $100,000,000;

(d) Indebtedness of any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary, or of the Borrower to any Restricted Subsidiary; provided that (i) all such Indebtedness owing by a Loan Party to any Restricted Subsidiary that is not a Guarantor shall be unsecured and subordinated in right of payment to the payment in full of the Obligations and (ii) any such Indebtedness of any Restricted Subsidiary that is not a Guarantor owing to any Loan Party shall be subject to the limitations set forth in Section 6.7(d);

(e) Indebtedness which may be deemed to exist pursuant to any Guarantees, performance, statutory or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto incurred in the ordinary course of business, or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments that do not constitute an Event of Default under Section 8.1(k);

(f) Indebtedness in connection with cash management agreements, netting services, overdraft protections and otherwise in connection with deposit accounts;

(g) Guarantees by the Borrower of Indebtedness of a Restricted Subsidiary or Guarantees by a Restricted Subsidiary of Indebtedness of the Borrower or another Restricted Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that (i) if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the Guarantee shall also be unsecured and/or subordinated to the Obligations and (ii) in the case of Guarantees by a Loan Party of the obligations of a Restricted Subsidiary that is not a Guarantor, such Guarantees shall be permitted by Section 6.7;

(h) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary, or to hedge currency exposure or to hedge energy costs or exposure, which, in any case, are not entered into for speculative purposes;

(i) other Indebtedness not otherwise permitted hereunder so long as (i) after giving effect to the incurrence of such Indebtedness, the Borrower’s Consolidated Total Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the fiscal quarter most recently ended for which financial statements are required to be delivered pursuant to Section 5.1, does not exceed 3.00 to 1.00 and (ii) no Default or Event of Default has occurred and is continuing or would result therefrom; and

(j) Indebtedness in an aggregate outstanding amount not to exceed at any time $100,000,000 consisting of purchase price adjustments, earn-outs, deferred compensation, or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition (and, in the case of deferred compensation representing, or in substance representing, consideration or a portion of the purchase price in connection with such Permitted Acquisition) or other Investment permitted by Section 6.7 (collectively, “Deferred Payment Obligations”), the amount of which shall be deemed to be the amount required to be accrued as a liability in accordance with GAAP.

Notwithstanding the foregoing exceptions, no Loan Party shall permit FitBit International Holdings or any of its Subsidiaries or parent entities that are not Loan Parties to, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness permitted under this Section 6.1 (other than Indebtedness permitted under Section 6.1(d) that is owed to a Loan Party or to a Subsidiary of FitBit International Holdings) in excess of $18,000,000 at any time outstanding.

Section 6.2 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.2 and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary other than improvements thereon or proceeds thereof and (ii) such Lien shall secure only those obligations which it secures on the date hereof and any refinancing, extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any refinancing, extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness that is permitted by Section 6.1(b) or Section 6.1(i), (ii) such security interests and the Indebtedness secured thereby are initially incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary other than improvements thereon or proceeds thereof;

(e) licenses, sublicenses, leases or subleases granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(f) the interest and title of a lessor under any lease, license, sublease or sublicense (other than a license of sublicense of Intellectual Property) entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and other statutory and common law landlords’ Liens under leases;

(g)(A) non-exclusive licenses of Intellectual Property granted to third parties by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business or pursuant to the Platform Contribution License Agreement, and (B) licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States; provided that any such license pursuant to this clause (g), (x) permits the use by (or license to) the Administrative Agent of the Intellectual Property covered thereby to permit the Administrative Agent, on a royalty free basis, to possess, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase, any Collateral, and (y) does not interfere in any material respect with the ordinary conduct of business of the Borrower and its Restricted Subsidiaries;

(h) in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(i) in the case of any joint venture, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(j) Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;

(k) Liens on earnest money deposits of cash or Cash Equivalents made in connection with any Acquisition not prohibited hereunder;

(l) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(m) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(n)(i) Liens securing the Obligations pursuant to any Loan Document and (ii) Liens created pursuant to the ABL Documents; provided, that in the case of this clause (ii) such Liens are subject to the Intercreditor Agreement; and

(o) other Liens securing obligations in an aggregate amount not to exceed $50,000,000 at any time outstanding.

Notwithstanding the foregoing exceptions, no Loan Party shall permit FitBit International or any of its Subsidiaries or parent entities that are not Loan Parties to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it securing Indebtedness or other obligations in excess of $18,000,000 in the aggregate.

Section 6.3 Fundamental Changes; Assets Sales; Changes in Business.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) sell, transfer, license, lease, enter into any sale-leaseback transactions with respect to, or otherwise dispose of (in one transaction or in a series of transactions) (A) all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, (B) all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired) or (C)

any Intellectual Property, or (z) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

(i) any Subsidiary or any other Person may merge into or consolidate with the Borrower in a transaction in which the surviving entity is (x) the Borrower or (y) a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, which corporation shall expressly assume, by a written instrument in form and substance reasonably satisfactory to the Administrative Agent, all the obligations of the Borrower under the Loan Documents;

(ii) any Person (other than the Borrower) may merge into or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);

(iii) any Loan Party may sell, transfer, license lease or otherwise dispose of its assets to any other Loan Party;

(iv) in connection with any Acquisition, any Restricted Subsidiary may merge into or with, or consolidate with any other Person, and any other Person may merge into such Restricted Subsidiary, so long as the Person surviving such merger or consolidation shall be a Restricted Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);

(v) any Restricted Subsidiary may merge into or consolidate with any other Person in a transaction in which such Restricted Subsidiary ceases to be a direct or indirect Subsidiary of the Borrower if such transaction is excluded from the definition of “Asset Sale” by either clause (i) or (j) thereof;

(vi) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and

(vii) the Borrower and any Restricted Subsidiary may license its Intellectual Property to the extent permitted by Section 6.2(g).

(b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease (as lessor or sublessor), enter into a sale and leaseback arrangement, exclusively license (as licensor or sublicensor), exchange transfer or otherwise dispose of, in one transaction or a series of transactions, all or any party of its business, assets or property of any kind whatsoever, whether real, personal or missed and whether tangible or intangible, whether now owned or hereafter acquired, including the Equity Interests of any of the Borrower’s Subsidiaries, except sales and other dispositions of assets that do not constitute Asset Sales.

(c) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related or complementary thereto.

Section 6.4 Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment except:

(a) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Restricted Payments in an aggregate amount not to exceed the Available Amount determined at such time;

(b) any Restricted Subsidiary of the Borrower may declare and pay dividends or make other distributions ratably to (i) its equity holders, (ii) the Borrower or (iii) the Guarantors;

(c) the Borrower may make Restricted Payments to redeem in whole or in part any of its Equity Interest for another class of its Qualified Equity Interest or rights to acquire its Qualified Equity Interest or with proceeds from substantially concurrent equity contributions or issuances of new Qualified Equity Interest; provided that the only consideration paid for any such redemption is Qualified Equity Interest of the Borrower or the proceeds of any substantially concurrent equity contribution or issuance of Qualified Equity Interest;

(d) after a Qualified IPO, the Borrower may make restricted Payments in an aggregate amount per annum not exceeding 10% of the net cash proceeds received by the Borrower from such Qualified IPO;

(e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may purchase, redeem or otherwise acquire its Equity Interest for aggregate consideration not in excess of $10,000,000 in any fiscal year; and

(f) other Restricted Payments in an aggregate amount not to exceed $15,000,000.

Section 6.5 Restrictive Agreements . The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or of any Restricted Subsidiary to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.5 (and shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restrictions or conditions taken as a whole), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or assets of the Borrower or any Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or assets to be sold and such sale is not prohibited hereunder, (iv) the foregoing shall not apply to any agreement or restriction or condition in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary, (v) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting the assignment thereof or restricting the grant of Liens in such lease, license, sub-lease, sub-license or other contract, (viii) the foregoing shall not apply to restrictions or conditions set forth in any agreement governing Indebtedness of any Subsidiary that is not, and is not required to become, a Guarantor; provided that such restrictions and conditions are customary for such

Indebtedness and are no more restrictive, taken as a whole, than the comparable restrictions and conditions set forth in this Agreement as determined in the good faith judgment of the Board of Directors, and (ix) the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business.

Section 6.6 Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than between or among the Loan Parties or among Restricted Subsidiaries that are not Loan Parties and not involving any other Affiliate except as otherwise permitted hereunder), except (a) on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties as determined in good faith by the independent directors of the Board of Directors, (b) payment of customary directors’ fees, customary out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the board of directors, officers or other employees of the Borrower or any of its Restricted Subsidiaries and (c) any Restricted Payment permitted by Section 6.4.

Section 6.7 Investments. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments in cash and Cash Equivalents;

(b) Investments owned as of the Closing Date in any Restricted Subsidiary and Investments made after the Closing Date in the Borrower and any wholly owned Restricted Subsidiary of the Borrower which is a Guarantor;

(c) Investments in Unrestricted Subsidiaries and Joint Ventures; provided that such Investments (including through intercompany loans) shall not exceed at any time an aggregate amount of $75,000,000;

(d) intercompany loans to the extent permitted under Section 6.1(d) and other Investments in Restricted Subsidiaries which are not Guarantors; provided that such Investments (including through intercompany loans and any Acquisition) in Restricted Subsidiaries that are not Guarantors when combined with all Investments made pursuant to Section 6.7(p) shall not exceed at any time an aggregate amount equal to the greater of (i) $100,000,000 and (ii) 15% of Consolidated Total Assets;

(e) Permitted Acquisitions;

(f) loans and advances to employees of the Borrower and its Restricted Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000;

(g) Investments described in Schedule 6.7;

(h) to the extent constituting Investments, Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary, or to hedge currency exposure or to hedge energy costs or exposure, which, in any case, are not entered into for speculative purposes;

(i) trade receivables in the ordinary course of business;

(j) guarantees to insurers required in connection with worker’s compensation and other insurance coverage arranged in the ordinary course of business;

(k) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(l) intercompany Investments by any Foreign Subsidiary in any other Foreign Subsidiary;

(m) lease, utility and other similar deposits in the ordinary course of business;

(n) Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary and any modification, replacement, renewal or extension thereof;

(o) Investments in the form of non-cash consideration received in connection with dispositions of Intellectual Property (as defined in the Security Agreement) pursuant to clause (i) of the definition of “Asset Sale”; and

(p) other Investments not otherwise permitted hereunder in an aggregate amount, when combined with all Investments made pursuant to Section 6.7(d), not to exceed at any time the greater of $ 100,000,000 and 15% of the Borrower’s and its Subsidiaries’ Consolidated Total Assets as of the last day of the period for which financial statements have been delivered pursuant to Section 5.1(a) or (b).

For purposes of covenant compliance with this Section 6.7, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

Notwithstanding anything herein to the contrary, no Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, allow or cause any Domestic Subsidiary to be a subsidiary of a Foreign Subsidiary (other than any Domestic Subsidiary that is an existing subsidiary of an acquired Foreign Subsidiary at the time of the Acquisition).

Section 6.8 Use of Proceeds. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, use any part of the proceeds of any Loan or Letter of Credit for (i) any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or (ii) funding operations in, financing investments or activities in, or making any payments to, a Sanctioned Person or a Sanctioned Entity. The proceeds of the Loans and Letters of Credit will be used only for ongoing working capital and general corporate purposes, including, without limitation, for Acquisitions.

Section 6.9 Accounting Changes. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any change in its (a) fiscal year or (b) accounting policies or reporting practices, except as required by GAAP.

Section 6.10 Amendments to Operating Documents. No Loan Party shall nor shall it permit any of its Restricted Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Operating Documents to the extent such amendment, restatement, supplement or other modification would reasonably be expected to be materially adverse to the interests of the Lenders without in each case obtaining the prior written consent of Requisite Lenders to such materially adverse amendment, restatement, supplement or other modification or waiver.

Section 6.11 Payments of Certain Indebtedness; Modification of Certain Agreements.

(a) The Loan Parties shall not and shall not permit any Restricted Subsidiary to make any optional or mandatory payment, prepayment, repurchase or redemption of, or otherwise defease the principal of or interest on, or any other amount owing in respect of any Deferred Payment Obligations or Indebtedness outstanding under any unsecured, senior subordinated or subordinated Indebtedness of any Loan Party (including Guarantees thereof by any Loan Party), except that (i) regularly scheduled interest payments in respect of such unsecured, senior subordinated or subordinated Indebtedness of the Borrower or any Subsidiary Guarantor may be made in accordance with and to the extent permitted by the subordination provisions applicable thereto, (ii) the Indebtedness outstanding under any unsecured, senior subordinated or subordinated Indebtedness of the Borrower or any Subsidiary Guarantor may be prepaid in an amount not exceeding the Available Amount, in each case so long as no Default or Event of Default is continuing or would result therefrom and (iii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Loan Parties and their Restricted Subsidiaries may make payments in respect of Deferred Payment Obligations that do not constitute subordinated Indebtedness; or

(b) The Loan Parties shall not and shall not permit any Restricted Subsidiary to amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to (i) any of the ABL Documents other than to the extent permitted by the terms of the Intercreditor Agreement or (ii) any agreement or instrument governing or evidencing any unsecured, senior subordinated or subordinated Indebtedness of Loan Party (including Guarantees thereof by any Loan Party) in any manner that is materially adverse to the Lenders (determined by comparison to such terms in effect on the date of creation thereof), without the prior consent of the Administrative Agent (with approval of the Required Lenders).

(c) The Loan Parties (i) shall not permit Fitbit IPCo to transfer or assign any of its rights under the Platform Contribution License Agreement to any Person other than FitBit International Holdings, any of its wholly-owned Subsidiaries or any Loan Party and (ii) shall not permit any other Person (other than FitBit International Holdings, any of its wholly-owned Subsidiaries or any Loan Party) to succeed to the rights of FiBit IPCo under the Platform Contribution License Agreement by way of merger, consolidation, liquidation, contribution or otherwise.

Section 6.12 Financial Condition Covenant. The Borrower shall not permit the Consolidated Total Leverage Ratio as of the last day of any fiscal quarter to exceed the ratio set forth opposite such date in the table below (the “Financial Performance Covenant”):

Fiscal Quarter Ending	Consolidated Total Leverage Ratio
June 30, 2014	3.00:1.00
September 30, 2014	3.00:1.00
December 31, 2014	3.00:1.00
March 31, 2015	2.75:1.00
June 30, 2015	2.75:1.00
September 30, 2015	2.75:1.00

Fiscal Quarter Ending	Consolidated Total Leverage Ratio
December 31, 2015	2.50:1.00
March 31, 2016	2.50:1.00
June 30, 2016	2.50:1.00
September 30, 2016	2.50:1.00
December 31, 2016	2.25:1.00
March 31, 2017	2.25:1.00
June 30, 2017	2.25:1.00
September 30, 2017	2.25:1.00
December 31, 2017	2.00:1.00
March 31, 2018	2.00:1.00
June 30, 2018	2.00:1.00

Section 6.13 Anti-Terrorism Law; OFAC; Anti-Corruption.

The Loan Parties shall not and shall not permit any Restricted Subsidiary to:

(a) Conduct, deal in or engage in or permit any of their Affiliates or agents within its control to conduct, deal in or engage in any of the following activities: (a) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (“Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the Patriot Act;

(b) Use the proceeds of any Loan or Letter of Credit made hereunder to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity or in any other manner that will result in any violation or breach by any Person of OFAC; or

(c) Use any part of the proceeds of any Loan or Letter of Credit, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE VII

GUARANTY

Section 7.1 Guaranty of the Obligations. Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.2 Payment by Guarantors. Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Beneficiaries as aforesaid.

Section 7.3 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability and this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) the Administrative Agent may enforce this Guaranty during the continuation of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate under the relevant Loan Document or Secured Swap Agreement, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the

Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or any applicable Secured Swap Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Loan Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or any Secured Swap Agreement; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made, Obligations in respect of Secured Swap Agreements and the cancellation or expiration or cash collateralization of all Letters of Credit in an amount equal to 105% of Letter of Credit Usage at such time on terms reasonably satisfactory to Issuing Bank)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, any Secured Swap Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any Secured Swap Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Secured Swap Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents, any Secured Swap Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

Section 7.4 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (1) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (2) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Loan Party or any other Person, or (4) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto, and (v) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Secured Swap Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof, in each case other than the indefeasible payment in full of the Guaranteed Obligations.

Section 7.5 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Swap Agreements) and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made, Obligations under or in respect of Secured Swap Agreements and the cancellation or expiration or cash collateralization of all Letters of Credit in an amount equal to 105% of Letter of Credit Usage at such time on terms reasonably satisfactory to the Issuing Bank) and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Swap Agreements) shall not have been paid in full, such amount shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.6 Subrogation of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.7 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or cash collateralized in an amount equal to 105% of Letter of Credit Usage at such time. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.8 Authority of Guarantors or the Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.9 Financial Condition of the Borrower. Any Loan may be made to the Borrower or continued from time to time and any Secured Swap Agreement may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Secured Swap Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents and the Secured Swap Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

Section 7.10 Bankruptcy, Etc. So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.11 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Obligations under Secured Swap Agreements (provided that, each Qualified ECP Guarantor shall only be liable under this 7.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.11 or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.11 shall remain in full force and effect until the Guaranteed Obligations have been paid in full in cash and all Commitments have terminated. Each Qualified ECP Guarantor intends that this Section 7.11 constitute, and this Section 7.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1 Events of Default.

If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable and any amount due and payable to Issuing Bank in reimbursement of any drawing under any Letter of Credit, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 8.1) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representation or warranty shall prove to have been incorrect in any respect);

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2, Section 5.3 (solely with respect to such Loan Party’s existence), Section 5.9, Section 5.10, Section 5.11, Section 5.13, Section 5.15 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in clause (a), (b) or (d) of this Section 8.1), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) a Responsible Officer of such Loan Party becoming aware of such failure and (ii) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the applicable grace period, if any;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer permitted hereunder of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.1, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)(i) one or more judgments for the payment of money in excess of $5,000,000 in the aggregate shall be rendered against the Borrower, any Subsidiary or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed (or an action of similar effect in any jurisdiction outside the U.S.), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment and such action shall not be stayed (or an action of similar effect in any jurisdiction outside the U.S.) or (ii) any non-monetary judgment, writ or warrant of attachment or similar process shall be entered or filed against the Borrower, any Subsidiary or any combination thereof or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed (or an action of similar effect in any jurisdiction outside the U.S.) for a period of 30 consecutive days and such non-monetary judgment, writ, warrant of attachment or similar process would reasonably be expected to have a Material Adverse Effect;

(l) one or more ERISA Events shall have occurred;

(m) a Change in Control shall occur; or

(n)(i) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document, (ii) the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control or (iii) any Loan Party shall contest in any manner the validity or perfection of any Lien in any material portion of the Collateral purported to be covered by the Collateral Documents;

then, and in every such event (other than an event with respect to the Borrower described in Section 8.1(h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments and the obligation of Issuing Bank to issue any Letters of Credit, and thereupon the Commitments and such obligations shall terminate immediately, (ii) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents, (iii) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.1(h) or (i) to pay) to the Administrative Agent such additional amounts of cash as reasonably requested by Issuing Bank, to be held as security for the Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding as set forth in Section 2.4(i) and (iv) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder (including any amounts required to be deposited in respect of Letters of Credit pursuant to Section 2.4(i)), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section 8.1(h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.1, in the event that the Borrower shall fail to comply with the requirements of the Financial Performance Covenant as of the last day of any fiscal quarter, at any time after the end of such fiscal quarter until the expiration of the 10th Business Day subsequent to the earlier of (i) the date on which a Compliance Certificate with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) is delivered in accordance with Section 5.1(c) and (ii) the date on which the financial statements with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.1(a) or (b), as applicable, the Borrower shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to the capital of the Borrower for Qualified Equity Interests (collectively, the “Cure Right”), and upon the receipt by the Borrower of the net cash proceeds of such issuance (the “ Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustment:

(i) Consolidated Adjusted EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Borrower and the Restricted Subsidiaries (in each case, with respect to such fiscal quarter only)), the Borrower and the Restricted Subsidiaries shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default or Event of Default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Borrower there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than four times and (iii) for purposes of this Section 8.2, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant and any amounts in excess thereof shall not be deemed to be a Cure Amount. Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for all other purposes, such as for purposes of determining the applicable Commitment Fee Rate and for purposes of determining any available basket under Article VI of this Agreement. For the avoidance of doubt, in the event that the Borrower shall fail to comply with the requirements of the Financial Performance Covenant as of the last day of any fiscal quarter, an Event of Default shall occur as of such day unless and until such breach is cured pursuant to this Section 8.2.

Section 8.3 Application of Proceeds. At the request of the Required Lenders after the occurrence and during the continuance of an Event of Default and upon the exercise of remedies provided for in Section 8.2, any amounts received by any Agent on account of the Obligations (whether payments or proceeds of Collateral) shall be applied by such Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any expenses incurred in connection with the exercise of remedies against any Loan Party or the Collateral, fees, charges and disbursements of counsel to any Agent and amounts payable under Sections 2.14, 2.15 and 2.16) payable to any Agent in its capacity as such (including interest thereon);

Second, to the payment of that portion of the Obligations constituting interest and principal in respect of Swing Lien Loans and unreimbursed Letter of Credit drawings, in each case, which have not yet been converted into Revolving Loans, ratably among the Issuing Bank and Swing Line Lender in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees payable under Section 2.11(c)) payable to the Lenders or the Issuing Bank (including any Letter of Credit fronting fees and Issuing Bank fees payable under Section 2.11(d) and the reasonable fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank and amounts payable under Sections 2.14, 2.15 and 2.16), in each case, ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees payable under Section 2.11(c) and interest on the Loans, in each case, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the Issuing Bank, to cash collateralize that portion of the Letter of Credit Usage comprised of the aggregate undrawn amount of Letters of Credit pursuant to Section 2.4(i);

Seventh, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date;

Eighth, for the account of any applicable Lender Counterparty, to cash collateralize Obligations arising under any then outstanding Secured Swap Agreements, in each case, ratably among them in proportion to the respective amounts described in this clause Eighth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Obligations which have been cash collateralized in accordance with the terms hereof), to the Borrower or as otherwise in accordance with any Requirement of Law.

Subject to Sections 2.4 and 2.21, amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral (whether for Letters of Credit after all Letters of Credit have either been fully drawn or expired, or for Obligations in respect of any Secured Swap Agreements after all such agreements have been terminated), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above, and, if any amount then remains on deposit, it shall be promptly distributed to the Borrower.

ARTICLE IX

THE AGENT

Each of the Lenders (including in its capacity as a potential counterparty under a Secured Swap Agreement), Secured Party and Issuing Bank hereby irrevocably appoints Morgan Stanley Senior Funding, Inc. as the Administrative Agent and Collateral Agent (and Morgan Stanley Senior Funding, Inc. hereby accepts such appointment) and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Except, in each case, as set forth in the sixth paragraph of this Article, the provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder and without any duty to account therefor to the Lenders.

The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2 or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Borrower and the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent. If neither the Required Lenders nor the

Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by the Administrative Agent in its role as the Collateral Agent on behalf of the Lenders and Issuing Bank under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Any successor Administrative Agent shall be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (x) transfer to such successor Administrative Agent all sums, securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (y) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of Morgan Stanley Senior Funding, Inc. or its successor as the Administrative Agent pursuant to this Article shall also constitute the resignation of Morgan Stanley Senior Funding, Inc. or its successor as the Collateral Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Article IX shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

In addition to the foregoing, the Collateral Agent may resign at any time by giving prior written notice thereof to the Lenders and the Grantors. The Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders and the Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders and the Borrower. Upon any such notice of resignation, the Required Lenders shall have the right, upon five Business Days’ notice to the Administrative Agent and in consultation with the Borrower, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by the Collateral Agent on behalf of the Lenders and Issuing Bank under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Collateral Documents, and the retiring Collateral Agent under this Agreement shall promptly (x) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (y) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring

Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

Any resignation of Morgan Stanley Senior Funding, Inc. or its successor as the Administrative Agent pursuant to this Article IX shall also constitute the resignation of Morgan Stanley Bank, N.A. or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) the Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to the Borrower for cancellation, and (iii) the Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, none of the Joint Bookrunners or Co-Syndication Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

Each Secured Party hereby authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Secured Swap Agreement. Subject to Section 10.2, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.2) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 10.17 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.2) have otherwise consented.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the

Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

No Secured Swap Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights to manage or release any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in clause (vii) of the last sentence of Section 10.2(b) of this Agreement and Section 7.3 of the Security Agreement. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this paragraph.

Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations in respect of any Secured Swap Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding (or the outstanding Letters of Credit have been cash collateralized in an amount equal to 105% of all Letter of Credit Usage at such time in a manner satisfactory to Issuing Bank), upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Secured Swap Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all Guaranteed Obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Secured Swap Agreements. Any such release of Guaranteed Obligations shall be deemed subject to the provision that such Guaranteed Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at FitBit, Inc., 150 Spear Street, San Francisco, California 94105, Attention: Meena Srinivasan (email: msrinivasan@fitbit.com), with a copy to Fenwick & West LLP, 801 California Street, Mountain View, California 94041, Attention: David Michaels;

(ii) if to the Administrative Agent or the Collateral Agent, to it at Morgan Stanley Senior Funding, Inc., 1 Pierrepont Plaza, 7th Floor Brooklyn, New York, 11201, Attention: Agency Team, (Telecopy No. 212 507 6680);

(iii) if to the Swing Line Lender, to it at Morgan Stanley Bank, N.A., 1 Pierrepont Plaza, 7th Floor Brooklyn, New York, 11201, Attention: Agency Team, (Telecopy No. 212 507 6680);

(iv) if to Issuing Bank, to it at Morgan Stanley Bank, N.A., 1300 Thames Street, Thames Street Wharf, 4th Floor, Baltimore, MD 21231, Attention: Letter of Credit Team, (Telecopy No. 212 507 5010); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Notices and other communications to the Lenders, Swing Line Lender and Issuing Bank hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender, Swing Line Lender and Issuing Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

The Borrower agrees that the Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on IntraLinks, the Internet or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction).

Section 10.2 Waivers; Amendments.

(a) No failure or delay by the Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, however, that no such amendment, waiver or consent shall: (i) extend or increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any reimbursement obligation in respect of any Letter of Credit, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided, however , that notwithstanding clause (ii) or (iii) of this Section 10.2(b), only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate set forth in Section 2.12(c), (iv) change Section 2.17(b), Section 2.17(c) or any other Section hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the value of any Guaranty or the Collateral, without the written consent of each Lender, except to the extent the release of any Guarantor or any Collateral is permitted pursuant to Article IX or Section 10.17 (in which case such release may be made by the Administrative Agent or the Collateral Agent, as applicable, acting alone), (vi) change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) extend the stated expiration date of any Letter of Credit beyond the Commitment Termination Date without the written consent of each Lender directly affected thereby, (viii) waive any condition set forth in Section 4.1 (other than as it relates to the payment of fees and expenses of counsel), or, in the case of any Loans made on the Closing Date, Section 4 .2, without the written consent of each Lender or (ix) change Section 8.3 without the written consent of each Lender. Notwithstanding anything to the contrary herein, (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent, (ii) no such amendment shall amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of the Administrative Agent and of Issuing Bank, (iii) no such amendment shall amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender, (iv) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting

Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or the termination thereof extended without the consent of such Lender, (y) the principal amount of any Defaulting Lender’s Loan, or the interest rate thereon or any fees payable hereunder to any Defaulting Lender may not be reduced without the consent of such Lender and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (v) this Agreement may be amended in writing by the Administrative Agent, the Borrower and, if applicable, the Incremental Lenders to provide for a Commitment Increase in the manner contemplated by Section 2.19 and the extension of the Maturity Date as contemplated by Section 2.20, (vi) the provisions of Section 2.19 requiring the Borrower to offer a Commitment Increase to the Lenders prior to any other Person may be amended or waived with the consent of the Required Lenders and (vii) no such amendment shall amend, modify or waive this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Secured Swap Agreements or the definition of “Lender Counterparty,” “Secured Hedge Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document), in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty.

Section 10.3 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Co- Syndication Agents, the Joint Bookrunners and their respective Affiliates, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent, the Collateral Agent, the Co-Syndication Agents and the Joint Bookrunners, taken as a whole, (and if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower), of a single local counsel in each appropriate jurisdiction) in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Co-Syndication Agents, the Joint Bookrunners, Issuing Bank or any Lender, including, without limitation, the fees, disbursements and other charges of one firm of counsel for the Administrative Agent, the Collateral Agent and the Original Lenders, taken as a whole, (and if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower), of a single local counsel in each appropriate jurisdiction and in the case of an actual or potential conflict of interest where the Administrative Agent, the Collateral Agent or any Original Lender affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent and each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs or reasonable and documented expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use of the proceeds therefrom, including, but not limited to, reasonable attorneys’ fees and settlement costs, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower); provided that such indemnity shall not, as to any Indemnitee, be available (w) with respect to Taxes (and amounts relating thereto), the indemnification for which shall be governed solely and exclusively by Sections 2.14 and 2.16, (x) to the extent that such losses, claims, damages, liabilities, costs or reasonable and documented expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) if arising from a material breach by such Indemnitee or one of its Affiliates of its obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction by final and non-appealable judgment) or (z) if arising from any dispute between and among Indemnitees that does not involve an act or omission by the direct parent of the Borrower, the Borrower or any of its Subsidiaries (as determined by a court of competent jurisdiction by final and non-appealable judgment) other than any proceeding against the Administrative Agent, the Collateral Agent, the Co-Syndication Agents or the Joint Bookrunners in such capacity.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to the Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.

(d) Without limiting in any way the indemnification obligations of the Loan Parties pursuant to Section 10.3(b) or of the Lenders pursuant to Section 10.3(c), to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee or the Borrower or any of its Subsidiaries, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for (i) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof and (ii) any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and Issuing Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (but not to the Borrower or an Affiliate thereof or any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B) the Administrative Agent, Issuing Bank and Swing Lender; provided that no such consent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment, an Affiliate of a Lender, an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or a greater amount that is an integral multiple of $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) unless waived by the Administrative Agent in its sole discretion, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E) no such assignment shall be made to (i) any Loan Party nor any Affiliate of a Loan Party or (ii) any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii); and

(F) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 10.3); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and amounts on the Loans owing to, and drawings under Letters of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 10.4(b)(iv), except to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.6(b), Section 2.17(d) or Section 10.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (but not to the Borrower or an Affiliate thereof or any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(d) Any Lender may at any time, without consent of the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5 Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, Section 2.15, Section 2.16 and Section 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, the resignation of the Agent, the replacement of any Lender, or the termination of this Agreement or any provision hereof.

Section 10.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, Issuing Bank and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by such Lender, Issuing Bank or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, Issuing Bank and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or Issuing Bank may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.9 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND ALL CLAIMS AND CAUSE OF ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality.

(a) Each of the Agent and the Lenders (which term shall for the purposes of this Section 10.12 includes the Issuing Bank) agrees to (i) maintain the confidentiality of the Information (as defined below), (ii) not disclose any Information to any individual or organization, either internally or externally, without the prior written consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), and (iii) not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (A) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, or to any credit insurance provider relating to any Loan Party and its obligations, in each case whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (B) to the extent requested by any regulatory authority or any self-regulatory body claiming oversight over any Lender or any of its Affiliates, (C) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Agent or such Lender, as applicable, agrees, to the extent permitted by applicable law, to inform the Borrower promptly thereof), (D) to any other party to this Agreement, (E) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (F) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of any of its rights or obligations under this Agreement, (G) with the consent of the Borrower or (H) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or any Lender on a non-confidential basis from a source other than the Borrower. In addition, the Agent and the Lenders may disclose Limited Information to (a) any Participant or “bona fide” prospective Participant in, or any “bona fide” prospective assignee of, the Commitments, the Loans or any Lender’s rights or obligations under this Agreement or (b) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; provided that (x) such Participant, prospective Participant, prospective assignee, actual or prospective counterparty or advisor is advised of and agrees, in advance of such disclosure, in writing (including pursuant to customary “click-through” procedures), to be bound by either the provisions of this Section 10.12 or other provisions that are at least as restrictive as the provisions contained in this Section 10.12 and (y) the Agent and Lenders give notice to the Borrower prior to the disclosure of such Limited Information (including the identity of the party to whom such Limited Information is to be disclosed and the nature of the Limited Information to be disclosed) to the extent permitted by applicable law or regulation (other than information provided by the Borrower pursuant to Sections 3.4(a), 5.1(a) and (b) and information described in clauses (d) and (e) of the definition of “Limited Information”) (it being understood that no consent of the Borrower shall be required with respect to any disclosure of Limited Information permitted hereunder). For the purposes of this Section, “Information” means all information received from the Borrower, or from any of its Affiliates, representatives or advisors on behalf of the Borrower, relating to the Borrower or its business, other than any such information that is available to the Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower, or by any of its Affiliates, representatives or advisors on behalf of the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14 No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Co-Syndication Agents, the Joint Bookrunners and the Lenders are arm’s-length commercial transactions between such Loan Party and its Affiliates, on the one hand, and the Agent, the Co-Syndication Agents, the Joint Bookrunners and the Lenders, on the other hand, (B) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agent, the Co-Syndication Agents, the Joint Bookrunners and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Subsidiaries, or any other Person and (B) neither the Agent, any Co-Syndication Agent, any Joint Bookrunner nor any Lender has any obligation to any Loan Party or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Co-Syndication Agents, the Joint Bookrunners and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party and its Affiliates, and neither the Agent, any Co-Syndication Agent, any Joint Bookrunner nor any Lender has any obligation to disclose any of such interests to such Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Agent, the Co-Syndication Agents, the Joint Bookrunners and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.15 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.16 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA Patriot Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 10.17 Release of Guarantors. In the event that all the Equity Interests in any Guarantor are sold, transferred or otherwise disposed of to a Person other than the Borrower or its Restricted Subsidiaries in a transaction permitted under this Agreement, the Administrative Agent shall, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to terminate the guarantee of such Guarantor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FITBIT, INC., as Borrower

By:	/s/ William Zerella
Name:	William Zerella
Title:	Chief Financial Officer

Signature Page to Credit Agreement

FITBIT INTERNATIONAL, LLC, as Guarantor
By:	FitBit, Inc.
Its:	Sole Member

By:	/s/ William Zerella
Name:	William Zerella
Title:	Chief Financial Officer

Signature Page to Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Collateral Agenet

By:	/s/ Jon Raven
Name:	Jon Raven
Title:	Authorized Signatory

Signature Page to Credit Agreement

MORGAN STANLEY BANK, N.A.,
as Issuing Bank, Swing Line Lender and Lender

By:	/s/ Jon Raven
Name:	Jon Raven
Title:	Authorized Signatory

Signature Page to Credit Agreement

CITY NATIONAL BANK, as Lender

By:	/s/ Kevin Conway
Name:	Kevin Conway
Title:	Vice President

Signature Page to Credit Agreement

SILICON VALLEY BANK, as Lender

By:	/s/ Jennie T. Bartlett
Name:	Jennie T. Bartlett
Title:	Vice President

Signature Page to Credit Agreement

SUNTRUST BANK, as Lender

By:	/s/ Chad Ramsey
Name:	Chad Ramsey
Title:	Director

Signature Page to Credit Agreement

Schedule 2.1

Commitments

Lender	Commitment
Morgan Stanley Bank, N.A.	$12,125,000
Silicon Valley Bank	$12,125,000
SunTrust Bank	$12,125,000
City National Bank	$3,625,000
Total:	$40,000,000

Schedule 3.2

Governmental Approvals

None.

3

Schedule 3.3

Requirements of Law

None.

4

Schedule 3.4

Financial Condition

None.

5

Schedule 3.6

Disclosed Matters

None.

6

Schedule 3.10

Plans

1. 2007 Stock Plan, as amended.

7

Schedule 3.12

Subsidiaries

Entity	Name	Jurisdiction	Ownership
Borrower	FitBit, Inc.	Delaware	N/A
Subsidiary	FitBit Limited	United Kingdom	100% owned by FitBit, Inc.
Subsidiary	FitBit International, LLC	Delaware	100% owned by FitBit, Inc.
Subsidiary	FitBit Korea Ltd.	Korea	100% owned by FitBit International, LLC
Subsidiary	Fitbit (Hong Kong) Limited	Hong Kong	100% owned by FitBit International, LLC
Subsidiary	Fitbit (Australia) Pty Ltd	Australia	100% owned by FitBit International, LLC
Subsidiary	Fitbit International Holdings	Ireland	100% owned by FitBit International, LLC
Subsidiary	Fitbit Holdings	Ireland	100% owned by Fitbit International Holdings
Subsidiary	Fitbit International Limited	Ireland	100% owned by Fitbit Holdings
Subsidiary	Fitbit Bel	Belarus	0.01% owned by FitBit, Inc. 99.99% owned by Fitbit Limited

*	Formation of corporate entities in Japan and China are in progress.

8

Schedule 3.18(a)

UCC Filing Jurisdictions

1. UCC Financing Statement naming FitBit, Inc., as “debtor” and the Administrative Agent as “secured party” to be filed with the Secretary of State of the State of Delaware.

2. UCC Financing Statement naming FitBit International, LLC as “debtor” and the Administrative Agent as “secured party” to be filed with the Secretary of State of the State of Delaware.

9

Schedule 5.15

Post-Closing Actions

1.	Fitbit International Holdings
2.	Fitbit (Australia) Pty Ltd.

10

Schedule 6.2

Existing Liens

None.

11

Schedule 6.5

Existing Restrictions

None.

12

Schedule 6.7

Existing Investments

Investment	Amount Invested

Equity Capitalization of Fitbit Limited (UK sub)	$100.00 GBP ($166.00 USD)

Equity Capitalization of Fitbit International, LLC	$8,100,000 USD

Equity Capitalization of Fitbit Korea Ltd.	$94,122.23 USD

Equity Capitalization of Fitbit (Hong Kong) Limited	$1,000 HKD ($128.76 USD)

Equity Capitalization of Fitbit International Holdings (Ireland)	$8,001,000 USD

Equity Capitalization of Fitbit Holdings (Ireland)	$8,001,000 USD

Equity Capitalization of Fitbit International Limited (Ireland)	€2 EUR ($2.72 USD)

Equity Capitalization of Fitbit Bel	BYR 103,000 ($10,000 USD) Consisting of: Fitbit, Inc. - $1.00 USD Fitbit Limited - $9,999.00 USD

Equity Capitalization of Fitbit (Australia) Pty Ltd.	$100 AUD ($9,257 USD)

13

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit and Guaranty Agreement identified below (as amended, restated, amended and restated, supplemented, extended and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee:
[and is an Affiliate of [identify Lender]]

3.	Borrower:	FitBit, Inc. (the “Company”)

4.	Administrative Agent:	Morgan Stanley Senior Funding, Inc., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	Revolving Credit and Guaranty Agreement, dated as of August 13, 2014, among FitBit, Inc., as the Borrower, the Guarantors party thereto, the Lenders party thereto, Morgan Stanley Senior Funding, Inc., as the Administrative Agent and Collateral Agent, the other agents named therein and Morgan Stanley Bank, N.A., as Issuing Bank and Swing Line Lender.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]
Revolving Facility	$	$	%

Effective Date:                              , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[Signature Pages Follow]

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT

By:
Name:
Title:

MORGAN STANLEY BANK, N.A., AS ISSUING BANK

By:
Name:
Title:

MORGAN STANLEY BANK, N.A., AS SWING LINE LENDER

By:
Name:
Title:

[Consented to:

[FITBIT, INC.]

By:
Name:
Title:][1]

[1]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

Annex I

to Exhibit A

FITBIT, INC. CREDIT AGREEMENT

Standard Terms and Conditions for

Assignment and Assumption

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a) and 5.1(b) thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Annex I

to Exhibit A

3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other means of electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EXHIBIT B-1

FORM OF

BORROWING REQUEST

Morgan Stanley Senior Funding, Inc., as Administrative Agent

        for the Lenders party to the

        Credit Agreement referred to below

1 Pierrepont Plaza

7th Floor

Brooklyn, New York 11201

Attention: Agency Team

[Date]

Ladies and Gentlemen:

The undersigned, FitBit, Inc. (the “Borrower”), refers to the Revolving Credit and Guaranty Agreement, dated as of August 13, 2014 (as it may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement,” the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, the Guarantors party thereto, the Lenders party thereto (each a “Lender” and collectively, the “Lenders”), Morgan Stanley Senior Funding, Inc., as Collateral Agent, the other agents named therein, Morgan Stanley Bank, N.A., as Issuing Bank and Swing Line Lender, and you, as the Administrative Agent for the Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.5 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.5 of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is                          , 20    .3

(ii) The aggregate principal amount of the Proposed Borrowing is [—]4.

(iii) The Proposed Borrowing is to consist of [ABR Loans] [Eurodollar Loans].

[(iv) The initial Interest Period for the Proposed Borrowing is [one/two/three/six months].]

(v) The location and number of the account or accounts to which funds are to be disbursed is as follows:

[Insert location and number of the account(s)]

[3]	Shall be a Business Day at least one Business Day in the case of ABR Loans and at least three Business Days in the case of Eurodollar Loans, in each case, after the date hereof, provided that any such notice shall be deemed to have been given on a certain day only if given before 12 Noon (New York City time) in the case of ABR Loans or before 11:00 a.m. (New York City time) in the case of Eurodollar Loans, on such day.
[4]	Such amount to be stated in Dollars.

B-1-1

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties of the Borrower set forth in the Credit Agreement and in the other Loan Documents are and will be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date of the Proposed Borrowing, except that (i) for purposes of this Borrowing Request, the representations and warranties contained in Section 3.4(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.1 of the Credit Agreement and (ii) to the extent that such representations and warranties specifically refer to an earlier date, they were true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects) as of such earlier date;

(B) at the time of and immediately after giving effect to the Proposed Borrowing, no Default or Event of Default has occurred and is continuing; and

(C) after giving effect to such Proposed Borrowing, the Consolidated Total Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the fiscal quarter most recently ended for which financial statements are required to be delivered pursuant to Section 5.1 of the Credit Agreement shall not exceed the maximum Consolidated Total Leverage Ratio permitted under Section 6.12 of the Credit Agreement for such period.

[Signature Page Follows]

B-1-2

The Borrower has caused this Borrowing Request to be executed and delivered by its duly authorized officer as of the date first written above.

Very truly yours,

FITBIT, INC.

By:
Name:
Title:

B-1-3

EXHIBIT B-2

FORM OF

FORM OF ISSUANCE NOTICE

Reference is made to the Revolving Credit and Guaranty Agreement, dated as of August 13, 2014 (as it may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FitBit, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto (the “Lenders”), Morgan Stanley Senior Funding, Inc., as the Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent, the other agents named therein and Morgan Stanley Bank, N.A., as Issuing Bank and Swing Line Lender.

Pursuant to Section 2.4 of the Credit Agreement, the Borrower desires a Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [—] (the “Credit Date”) in an aggregate face amount of $[    ,    ,    ].

Attached hereto for each such Letter of Credit are the following:

(a) the stated amount of such Letter of Credit;

(b) the name and address of the beneficiary;

(c) the expiration date; and

(d) either (i) the verbatim text of such proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Bank to make payment under such Letter of Credit.

The Borrower hereby certifies that:

(i)	after issuing such Letter of Credit requested on the Credit Date, the Total Utilization of Commitments shall not exceed the Commitments then in effect;

(ii)	as of the Credit Date, the representations and warranties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects) on and as of such Credit Date to the same extent as though made on and as of such date, except that (i) for purposes of this Issuance Notice, the representations and warranties contained in Section 3.4(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.1 of the Credit Agreement and (ii) to the extent that such representations and warranties specifically refer to an earlier date, they were true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects) as of such earlier date;

(iii)	at the time of and immediately after issuing such Letter of Credit requested on the Credit Date, no Default or Event of Default has occurred and is continuing;

B-2-1

(iv)	after giving effect to such issuance, the Consolidated Total Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the fiscal quarter most recently ended for which financial statements are required to be delivered pursuant to Section 5.1 of the Credit Agreement shall not exceed the maximum Consolidated Total Leverage Ratio permitted under Section 6.12 of the Credit Agreement for such period; and

(v)	on or before the Credit Date, the Administrative Agent has received all other information required by this Issuance Notice and the applicable Application.

[Remainder of page intentionally left blank]

B-2-2

Date: [—]

FITBIT, INC.

By:
Name:
Title:

B-2-3

EXHIBIT C

FORM OF

INTEREST ELECTION REQUEST

Morgan Stanley Senior Funding, Inc., as Administrative Agent

        for the Lenders party to the

        Credit Agreement referred to below

1 Pierrepont Plaza

7th Floor

Brooklyn, New York 11201

Attention: Agency Team

[Date]

Ladies and Gentlemen:

The undersigned, FitBit, Inc. (the “Borrower”), refers to the Revolving Credit and Guaranty Agreement, dated as of August 13, 2014 (as it may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, the Guarantors party thereto, the Lenders party thereto (each a “Lender” and collectively, the “Lenders”), Morgan Stanley Senior Funding, Inc., as Collateral Agent, the other agents named therein, Morgan Stanley Bank, N.A., as Issuing Bank and Swing Line Lender, and you, as the Administrative Agent for the Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.7 of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of Loans referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section 2.7 of the Credit Agreement:

(i) The Proposed [Conversion] [Continuation] relates to the Borrowing of Loans originally made on                          , 20     (the “Outstanding Borrowing”) in the principal amount of $[—] and currently maintained as a Borrowing of [ABR Loans] [Eurodollar Loans with an Interest Period ending on                          , 20    ].

(ii) The Business Day of the Proposed [Conversion] [Continuation] is                          , 20    .5

(iii) The Outstanding Borrowing shall be [continued as a Borrowing of Eurodollar Loans with an Interest Period of [—]][converted into a Borrowing of [ABR Loans] [Eurodollar Loans with an Interest Period of [one/two/three/six months]].6

[The undersigned hereby certifies that no Default or Event of Default has occurred and will be continuing on the date of the Proposed [Conversion] [Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation]].7

[Signature Page Follows]

[5]	Shall be a Business Day at least one Business Day in the case of ABR Loans and at least three Business Days in the case of Eurodollar Loans, in each case, after the date hereof, provided that any such notice shall be deemed to have been given on a certain day only if given before 12 Noon (New York City time) in the case of ABR Loans or before 11:00 a.m. (New York City time) in the case of Eurodollar Loans, on such day.
[6]	In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Borrower should make appropriate modifications to this clause to reflect same.
[7]	In the case of a Proposed Conversion or Continuation, insert this sentence only in the event that the conversion is from an ABR Loan to a Eurodollar Loan or in the case of a continuation of a Eurodollar Loan.

C-1

The Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

Very truly yours,

FITBIT, INC.

By:
Name:
Title:

C-2

EXHIBIT D-1

FORM OF

REVOLVING LOAN NOTE

New York, New York

                         , 20

FOR VALUE RECEIVED, FitBit, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to [—] or its registered assigns (the “Revolving Lender”), in Dollars, in immediately available funds, at the office of MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”) located at 1 Pierrepont Plaza, 7th Floor Brooklyn, New York, 11201 on the Maturity Date (as defined in the Credit Agreement referred to below) the unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement) made by the Revolving Lender to the Borrower pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower promises also to pay to the Revolving Lender interest on the unpaid principal amount of each Revolving Loan incurred by the Borrower from the Revolving Lender in like money at said office from the date such Revolving Loan is made until paid at the rates and at the times provided in Section 2.12 of the Credit Agreement.

This Note is one of the Revolving Loan Notes referred to in the Revolving Credit and Guaranty Agreement, dated as of August 13, 2014 (as it may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, the Guarantors party thereto, the Lenders party thereto, the Administrative Agent, Morgan Stanley Senior Funding, Inc., as Collateral Agent, the other agents named therein and Morgan Stanley Bank, N.A., as Issuing Bank and Swing Line Lender, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment, in whole or in part, prior to the Maturity Date and the Revolving Loans may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

D-1-1

FITBIT, INC.

By:
Name:
Title:

D-1-2

EXHIBIT D-2

FORM OF

SWING LINE NOTE

New York, New York

                         , 20

FOR VALUE RECEIVED, FitBit, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to [—] or its permitted successors and assigns (the “Swing Line Lender”), in Dollars, in immediately available funds, at the office of MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”) located at 1 Pierrepont Plaza, 7th Floor Brooklyn, New York, 11201 on the Maturity Date (as defined in the Credit Agreement referred to below) the unpaid principal amount of all Swing Line Loans (as defined in the Credit Agreement) made by the Swing Line Lender to the Borrower pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower promises also to pay to the Swing Line Lender interest on the unpaid principal amount of each Swing Line Loan incurred by the Borrower from the Swing Line Lender in like money at said office from the date such Revolving Loan is made until paid at the rates and at the times provided in Section 2.12 of the Credit Agreement.

This Note is one of the Swing Loan Notes referred to in the Revolving Credit and Guaranty Agreement, dated as of August 13, 2014 (as it may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, the Guarantors party thereto, the Lenders party thereto, the Administrative Agent, Morgan Stanley Senior Funding, Inc., as Collateral Agent, the other agents named therein and Morgan Stanley Bank, N.A., as Issuing Bank and Swing Line Lender, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment, in whole or in part, prior to the Maturity Date.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

D-2-1

FITBIT, INC.

By:
Name:
Title:

D-2-2

EXHIBIT E

FORM OF

SECURITY AGREEMENT

Provided separately.

E-1

EXHIBIT F

FORM OF

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 5.1(c) of the Revolving Credit and Guaranty Agreement, dated as of August 13, 2014 (as it may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FitBit, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as the Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent, the other agents named therein and Morgan Stanley Bank, N.A., as Issuing Bank and Swing Line Lender.

1.	I am the duly elected, qualified and acting [Chief Financial Officer][Principal Accounting Officer][Treasurer] or [Controller] of the Borrower.

2.	I have reviewed and am familiar with the contents of this Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of the Borrower.

3.	I have reviewed the terms of the Credit Agreement and the other Loan Documents. The financial statements for the fiscal [month][year] of the Borrower ended [—] attached hereto as Annex 1 or otherwise delivered to the Administrative Agent pursuant to the requirements of Section 5.1 of the Credit Agreement (the “Financial Statements”) present fairly in all material respects as of the date of each such statement the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied[, subject to normal year-end audit adjustments and the absence of footnotes][8]. No Default has occurred and is continuing as of the date hereof[, except for [—]][9]. There has been no material change in GAAP or in the application thereof applicable to the Borrower and its consolidated Subsidiaries since the most recent date of the audited financial statements referred to in Section 3.4 of the Credit Agreement that has had an impact on the Financial Statements [, except for [—], the effect of which on the Financial Statements has been [—]][10].

4.	Attached hereto as Annex 2 are the computations showing (in reasonable detail) compliance with the covenant specified therein.

[Signature Page Follows]

[8]	To be included only if the Compliance Certificate is certifying the monthly financials.
[9]	Specify the details of any Default, if any, and any action taken or proposed to be taken with respect thereto.
[10]	If and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.4 of the Credit Agreement had an impact on such financial statements, specify the effect of such change on the financial statements accompanying this Compliance Certificate.

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

FITBIT, INC.

By:
Name:
Title:	[Financial Officer]

Annex 1

to Exhibit F

[Applicable Financial Statements to be attached if applicable]

Annex 2

to Exhibit F

The information described herein is as of [                     , 20    ]11, (the “Computation Date”) and, except as otherwise indicated below, pertains to the period of four consecutive fiscal quarters ending on the Computation Date (the “Relevant Period”).

Consolidated Total Leverage Ratio

a.	Consolidated Total Debt as at the Computation Date	$	[	—]
b.	Consolidated Adjusted EBITDA[12] for the Relevant Period ended on the Computation Date	$	[	—]
c.	Ratio of line a to line b		[—]:1.00
d.	Level for the purposes of the Applicable Margin		Level [1][2][3]

[11]	Insert the last day of the respective fiscal quarter or fiscal year covered by the financial statements which are required to be accompanied by this Compliance Certificate.
[12]	Attach hereto in reasonable detail the calculations required to arrive at Consolidated Adjusted EBITDA.

EXHIBIT G

FORM OF

MATURITY DATE EXTENSION REQUEST

Morgan Stanley Senior Funding, Inc., as Administrative Agent

        for the Lenders parties to the

        Credit Agreement referred to below

1 Pierrepont Plaza

7th Floor

Brooklyn, New York, 11201

Attention: Agency Team

[Date]

Ladies and Gentlemen:

Reference is made to the Revolving Credit and Guaranty Agreement, dated as of August 13, 2014 (as it may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FitBit, Inc., a Delaware corporation, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as the Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent, the other agents named therein and Morgan Stanley Bank, N.A., as Issuing Bank and Swing Line Lender. In accordance with Section 2.20 of the Credit Agreement, the undersigned hereby requests [(i)] an extension of the Maturity Date from [                    ], 20[    ] to [                    ], 20[    ], [(ii) the following changes to the Applicable Margin to be applied in determining the interest payable on Loans of, and fees payable under the Credit Agreement to, Consenting Lenders in respect of that portion of their Commitments (and related Loans) extended to such new Maturity Date, which changes shall become effective on [                    ], 20[    ]] [and] [(iii) the amendments or modifications to the terms of the Credit Agreement to be effected in connection with this Maturity Date Extension Request as set forth below, which amendments shall become effective on [                    ], 20[    ]:

[Signature Page Follows]

FITBIT, INC., as the Borrower

By:
Name:
Title:

The undersigned consents to the requested amendments to the terms of the Credit Agreement and the requested extension of the Maturity Date. The maximum amount of the Commitment of the undersigned with respect to which the undersigned agrees to the amendments to the terms of the Credit Agreement and the extension of the Maturity Date is set forth under its signature.

Name of Institution:

By
Name:
Title:

For any Institution requiring a second signature line:

By
Name:
Title:

EXHIBIT H

FORM OF

COUNTERPART AGREEMENT

This Counterpart Agreement, dated [•] (this “Counterpart Agreement”) is delivered pursuant to that certain the Revolving Credit and Guaranty Agreement, dated as of August 13, 2014 (as it may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FitBit, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto (the “Lenders”), Morgan Stanley Senior Funding, Inc., as the Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent, the other agents named therein and Morgan Stanley Bank, N.A., as Issuing Bank and Swing Line Lender.

Section 1. Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Loan Document and applicable to the undersigned is true and correct in all material respects as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(c) agrees to irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Article VII of the Credit Agreement.

Section 2. The undersigned agrees from time to time, upon request of the Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as the Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS COUNTERPART AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. THE TERMS AND PROVISIONS OF SECTION 10.9(B) OF THE CREDIT AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN AS IF FULLY SET FORTH HEREIN.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

Name:
Title:	[Responsible Officer]

Address for Notices:

Attention:
Telecopier

with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED,

as of the date above first written:

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent

By:
Name:
Title:

EXHIBIT I

FORM OF

SOLVENCY CERTIFICATE

[                    ], 20[    ]

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the [title of a Financial Officer] of FitBit, Inc., a Delaware corporation (the “Borrower”).

2. Reference is made to Revolving Credit and Guaranty Agreement, dated as of August 13, 2014 (as it may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FitBit, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto (the “Lenders”), Morgan Stanley Senior Funding, Inc., as the Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent, the other agents named therein and Morgan Stanley Bank, N.A., as Issuing Bank and Swing Line Lender.

3. I have reviewed the Credit Agreement and other Loan Documents and the contents of this Solvency Certificate and, in connection herewith, have reviewed such other documentation and information and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify in my capacity as a Financial Officer of the Borrower and not in any individual capacity that as of the date hereof, each Loan Party is, and after giving effect to the transactions contemplated by the Credit Agreement and the other Loan Documents and the incurrence of all Indebtedness, Obligations and obligations being incurred in connection therewith, will be and will continue to be, Solvent.

[Remainder of page intentionally left blank]

I-1

IN WITNESS WHEREOF, the undersigned has hereunto set [his/her] name as of the date first above written.

FITBIT, INC.

Name:
Title:	[Financial Officer]

I-2

EXHIBIT J

Fax: 212-507-5010

Phone: 443-627-4555

Application and Agreement for Irrevocable Standby Letter of Credit

NOTE: Please type applications to ensure legibility and accuracy. Handwritten applications will not be accepted.

We reserve the right to return applications for clarification.

Date: mm/dd/yyyy

The undersigned applicant (“Applicant”) hereby requests Morgan Stanley Bank, N.A., Morgan Stanley Senior Funding, Inc., and/or their affiliates or subsidiaries (“Bank”) to issue an irrevocable standby letter of credit (together with any replacements, extensions or modifications, the “Credit”) pursuant to this Application and Agreement for Irrevocable Standby Letter of Credit (this “Application and Agreement”). Applicant agrees that the Credit shall be subject to the terms and provisions of this Application and Agreement.

Applicant/Borrower (Full Name & Address): Contact Name: Telephone: Fax: Email Address:

As an Accommodation for (if another Party other than

Applicant/Borrower) (Full Name & Address):

Contact Name:

Telephone:

Fax:

Email Address:

Is this party related to Applicant?    Y  ☐    or    N  ☐

If yes, what is the relationship:

If no, why is Applicant applying for a Credit for a non-related party:

Beneficiary (Full Name & Address): Contact Name: Telephone: Fax: Email Address:	Amount of Credit (in Numbers): If not in U.S. Dollars, indicate Currency: Expiration Date (Cannot Exceed 1 Year): mm/dd/yyyy

Brief Explanation of Underlying Transaction (including Name and Date of Agreement governing Underlying Transaction):

Y ☐ or N ☐	Expiry date to be automatically extendable (“evergreen”) every 1 year , with days notification for non-extension (i.e., 60 days), with a final expiration date of mm/dd/yyyy. After issuance of the Credit, if Applicant desires that Bank give a notice of non-extension under the Credit to Applicant, Applicant should so notify the Bank in writing more than 5 business days in advance of the last day on which a timely notice of non-extension may be given to beneficiary. Whether or not requested to do so by Applicant, Bank shall have the right to give such notice or take such action, to fail or refuse to do so, or to fail to retain proof of doing so. If Bank gives such notice or takes such action at Applicant’s request, then Applicant shall obtain beneficiary’s acknowledgement thereof and, in the case of Credit termination, return of the original Credit.

Y ☐ or N ☐	Allow for partial draws on this Credit.

Y ☐ or N ☐	Allow this Credit to be transferrable.

Credit to be available for payment against beneficiary’s draft(s) drawn at sight on Bank, accompanied by a signed statement of the beneficiary worded as follows (state wording that is to appear in the statement accompanying the beneficiary’s draft or state “None” if beneficiary’s draft drawn at sight is the only item required for payment):

THE APPLICANT AGREES WITH AND FOR THE BENEFIT OF BANK AS FOLLOWS:

1.	Application and Agreement. Applicant affirms that it has fully read and agrees to this Application and Agreement. In consideration of Bank’s issuance of the Credit, Applicant agrees to be bound by the agreements set forth in this Application and Agreement and the terms and conditions of any credit agreement, reimbursement agreement or other agreement between Bank and Applicant with respect to the issuance of letters of credit and the reimbursement of amounts drawn thereunder.

2.	Issuance of Credit. Subject to the terms and conditions of this Application and Agreement, Bank may, in its sole and complete discretion, issue the Credit for the account of the Applicant; provided that, the terms and provisions of the Credit and this Application and Agreement therefor shall be satisfactory to Bank in its discretion. Applicant understands and agrees that the Credit will be subject to the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce, Publication 600 or any subsequent version currently in effect and in use by Bank (“UCP”) or to the International Standby Practices of the International Chamber of Commerce, Publication 590 or any subsequent version currently in effect and in use by Bank (“ISP98”), at Bank’s discretion and in any event, unless otherwise specified in the Credit, such Credit shall be subject to the laws of the State of New York without reference to the chosen jurisdiction’s provisions regarding conflicts of laws. In issuing the Credit, Bank is expressly authorized to make such changes from the terms set forth in this Application and Agreement as Bank, in its sole and complete discretion, may deem advisable. Applicant is responsible for approving the text of the Credit as submitted to and as issued by Bank and as received by the beneficiary. Bank’s recommendation or drafting of text or Bank’s use or non-use or refusal to use text submitted by Applicant shall not affect Applicant’s ultimate responsibility for the final text of the Credit. Applicant agrees that the Credit shall be conclusively presumed to be in proper form unless Applicant notifies Bank in writing of any inconsistency in the Credit within 3 business days of its submission and issuance.

3.	Applicant. The word “Applicant” in this Application and Agreement refers to each signer (other than the Bank) of this Application and Agreement. If this Application and Agreement is signed by more than one Applicant, their obligations under this Application and Agreement shall be joint and several and each Applicant hereby waives all suretyship defenses such Applicant may now or hereafter have with respect to any obligations under this Application and Agreement.

4.	Representations and Warranties. Applicant warrants that no transaction involved in connection with this Application and Agreement, if any, is in violation of U.S. Treasury Foreign Assets Control Regulations or any applicable law.

5.	Indemnification. Applicant will indemnify and hold Bank (including its officers, directors, employees and agents) harmless from and against (a) all loss or damage arising out of the issuance by Bank, or any other action taken by any such indemnified party in connection with the Credit including any loss or damage arising in whole or in part from the negligence of the party seeking indemnification, but excluding any loss or damage resulting from the gross negligence or willful misconduct of the party seeking indemnification, (b) all costs and expenses (including reasonable attorneys’ fees and allocated costs of in-house counsel and legal expenses) of all claims or legal proceedings arising out of the issuance and all actions arising from or relating to issuance by Bank of the Credit or incident to the collection of amounts owed by Applicant hereunder or the enforcement of the rights of Bank hereunder, including, without limitation, legal proceedings related to any court order, injunction, or other process or decree restraining or seeking to restrain Bank from paying any amount under the Credit, and (c) all claims, losses, damages, suits, costs or expenses (including reasonable attorneys’ fees and allocated costs of in-house counsel, and legal expenses) arising out of Applicant’s failure to timely procure licenses or comply with applicable laws, regulations or rules, or any other conduct or failure of Applicant relating to or affecting the Credit.

6.	Electronic Transmissions. Bank is authorized to accept and process this Application and Agreement, the Credit and any amendments, transfers, assignments of proceeds, consents, waivers and all documents relating to the Credit or the Application and Agreement which are sent to Bank by electronic transmission, including SWIFT, electronic mail, telex, telecopy, telefax, courier, mail or other computer generated telecommunications and such electronic communication shall have the same legal effect as if written and shall be binding upon and enforceable against the Applicant. Bank may, but shall not be obligated to, require authentication of such electronic transmission or that Bank receives original documents prior to acting on such electronic transmission. Separate and independent from any other indemnity set forth in this Application and Agreement, Applicant will indemnify and hold Bank (including its officers, directors, employees and agents) harmless from and against any and all loss, liability, damage or expenses of whatever kind and nature arising from Bank’s acceptance and/or delivery of information by electronic transmission.

7.	Governing Law. This Application and Agreement will be governed by and interpreted in accordance with the laws of the State of New York. Applicant and the Bank agree, to the extent permitted under applicable law, to waive any right to a trial by jury in any action or proceeding with respect to any dispute or controversy under this Application and Agreement and any credit agreement, reimbursement agreement or other agreement between Bank and Applicant with respect to the issuance of letters of credit and the reimbursement of amounts drawn thereunder and hereby agree that such action or proceeding will be tried before a judge without a jury.

8.	Miscellaneous. This Application and Agreement shall be binding on Applicant’s heirs, executors, administrators, successors and permitted assigns, and shall inure to the benefit of Bank’s successors and assigns. Any provisions of this Application and Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Application and Agreement may be signed and delivered by facsimile transmission. This Application and Agreement contains the final, complete and exclusive understanding of, and supersedes all prior or contemporaneous, oral or written, agreements, understandings, representations and negotiations between the parties relating to the subject matter and this Application and Agreement.

Applicant Name:

Signature of Authorized Signatory of Applicant: ☒

Name of Authorized Signatory (Please Print):	Telephone Number: ( ) -

Title of Authorized Signatory:	Email Address:

INCREMENTAL COMMITMENT JOINDER AGREEMENT NO. 1

This INCREMENTAL COMMITMENT JOINDER AGREEMENT NO. 1, dated as of October 6, 2014 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is by and among Barclays Bank PLC (in its capacity as an Incremental Revolving Lender (as defined in the Credit Agreement referenced below), the “Additional Lender”), Morgan Stanley Senior Funding, Inc., as Administrative Agent (the “Administrative Agent”), FitBit, Inc., in its capacity as the Borrower under the Credit Agreement referenced below, and FitBit International, LLC, in its capacity as a Guarantor under the Credit Agreement referenced below.

RECITALS:

WHEREAS, reference is made to the Revolving Credit and Guaranty Agreement, dated as of August 13, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among FitBit, Inc., FitBit International, LLC, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the financial institutions from time to time party thereto as “Lenders” (the “Lenders”) (capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement);

WHEREAS, on the terms and subject to the conditions of the Credit Agreement (including, without limitation, Section 2.19 thereof), the Borrower has requested a Commitment Increase in the aggregate amount of $10,000,000 (such Commitment Increase, the “Requested Commitment Increase”); and

WHEREAS, the Additional Lender has agreed to extend the Requested Commitment Increase to the Borrower in accordance with the terms hereof.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1. Requested Commitment Increase.

(a) Subject to the terms and conditions set forth herein and in the Credit Agreement and in reliance upon the representations and warranties of the Loan Parties contained herein and in the Credit Agreement, the Additional Lender agrees to provide to the Borrower on the Effective Date, the entire amount of the Requested Commitment Increase. The Requested Commitment Increase shall constitute a Commitment of the Additional Lender and each loan made pursuant to such Requested Commitment Increase shall constitute a Revolving Loan subject to all of the terms and provisions of the Credit Agreement and other Loan Documents pertaining thereto. The Additional Lender shall be deemed to constitute a Lender for all purposes of the Credit Agreement and the other Loan Documents.

(b) Upon the effectiveness of this Agreement, the Credit Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Requested Commitment Increase set forth herein, the status of the Additional Lender as a Lender, and the Commitment of the Additional Lender without the need for execution and delivery of a separate amendment to the Credit Agreement.

2. Representations and Warranties. The Borrower and each other Loan Party hereby represents and warrants to the Administrative Agent and the Additional Lender that, as of the date hereof:

(a) Each of the conditions precedent set forth in Section 2.19 (as applicable) of the Credit Agreement has been satisfied.

(b) This Agreement has been duly authorized, executed and delivered by each Loan Party and constitutes the legal, valid and binding obligation of each Loan Party, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) The execution, delivery and performance of this Agreement and the other documents executed in connection herewith (a) have been duly authorized by all necessary corporate or other action on behalf of each Loan Party and (b) will not (i) contravene any Loan Party’s respective Operating Documents, (ii) except as could not reasonably be expected to have a Material Adverse Effect, violate any Requirements of Law applicable to any Loan Party, (iii) except as could not reasonably be expected to have a Material Adverse Effect, violate or result in a default under any indenture or other agreement or instrument binding upon any Loan Party or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by any Loan Party, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder or (iv) result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents and the ABL Documents.

(d) The representations and warranties of the Borrower set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties are true and correct in all respects) on and as of the Effective Date except that (i) for purposes of this clause (d), the representations and warranties contained in Section 3.4(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.1 of the Credit Agreement and (ii) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects).

(e) No Default or Event of Default has occurred and is continuing or shall result from the occurrence of the Effective Date.

3. Notice. For purposes of the Credit Agreement, the initial notice address of the Additional Lender shall be as set forth below its signature below.

4. Conditions to Effectiveness. This Agreement shall become effective upon the date (the “Effective Date”) on which all of the following conditions precedent shall have been satisfied or duly waived:

(a) the execution and delivery of this Agreement by the Loan Parties, the Additional Lender and the Administrative Agent;

(b) the receipt by the Administrative Agent and the Additional Lender, as applicable, of all fees and reimbursable expenses that have been invoiced as of the Effective Date (or, in the case of reimbursable expenses, at least 3 Business Days prior to the Effective Date) that are due and payable by any Loan Party under the Credit Agreement;

(c) the receipt by the Administrative Agent and the Additional Lender of a certificate executed by a Responsible Officer of the Borrower (i) certifying that all representations and warranties set forth in Section 2 are true and correct, (ii) attaching resolutions approving and authorizing the execution and delivery of this Agreement and certifying on behalf of itself and each of the other Loan Parties that the Operating Documents of each Loan Party have not been amended or otherwise modified since the Closing Date and (iii) demonstrating that after giving effect to the incurrence of the Requested Commitment Increase, and assuming a full drawing of such Commitment Increase, but without “netting” the cash proceeds thereof, the Consolidated Total Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the fiscal quarter most recently ended for which financial statements are required to be delivered pursuant to Section 5.1 of the Credit Agreement, shall not exceed the maximum Consolidated Total Leverage Ratio permitted under Section 6.12 of the Credit Agreement for such period.

(d) The Additional Lender and the Administrative Agent shall have received the following (in each case, in form and substance reasonably satisfactory to the Additional Lender): (i) a legal opinion of counsel to the Loan Parties substantially consistent with the most recent legal opinion delivered to the Administrative Agent and (ii) a Solvency Certificate substantially in the form attached as Exhibit I to the Credit Agreement, certifying that Borrower, individually and together with its Subsidiaries, is and will be Solvent after giving effect to this Agreement.

(e) The Additional Lender shall have received, at least three Business Days prior to the Effective Date, all documentation and other information about the Loan Parties and Restricted Subsidiaries that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act

(f) The Administrative Agent shall have received for the account of the Additional Lender an upfront fee equal to 0.50% of the Commitment Increase provided by such Additional Lender.

5. Reaffirmation. Each Loan Party, as of the Effective Date, hereby (a) acknowledges and agrees that the Requested Commitment Increase is a Commitment under the Credit Agreement and that the Additional Lender is a Lender under the Credit Agreement, and that all of such Loan Party’s obligations under the Loan Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, (b) acknowledges, agrees and reaffirms that each Lien granted by it to the Collateral Agent for the benefit of the Secured Parties and the guaranties made in favor of the Administrative Agent by Loan Parties under the Credit Agreement and the other Loan Documents are, and shall remain, in full force and effect after giving effect to this Agreement, (c) agrees that the Secured Obligations shall be deemed to include all new Obligations arising pursuant to this Agreement and (e) agrees that the Guaranteed Obligations shall be deemed to include all new Obligations arising pursuant to this Agreement.

6. Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto; provided, however, that from and after the date hereof any amendments, modifications or waivers shall be governed by the terms of the Credit Agreement.

7. Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

8. GOVERNING LAW. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS AGREEMENT LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. The jurisdiction and waiver of venue provisions in Section 10.9 of the Credit Agreement are incorporated herein by reference.

9. Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10. Existing Revolving Loans. On the Effective Date, pursuant to Section 2.19(b) of the Credit Agreement, the Administrative Agent shall reallocate the Revolving Loans outstanding immediately prior to the Effective Date (the “Existing Revolving Loans”) such that each Lender with a Commitment assigns to the Additional Lender, and the Additional Lender purchases from each of the Lenders, at the principal amount thereof (together with accrued interest), such interests in the Existing Revolving Loans as shall be necessary in order that, after giving effect to all such assignments and purchases, such Existing Revolving Loans will be held by existing Lenders and the Additional Lender ratably in accordance with their Commitments after give effect to the Effective Date and the Requested Commitment Increase.

11. Status as a Loan Document. (a) This Agreement constitutes a Loan Document and joinder agreement, as described in Section 2.19(a)(4) of the Credit Agreement. As of the Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder”, “thereof” and words of like import), shall mean and be a reference to the Credit Agreement as amended by this Agreement.

(b) The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Agent, any Lender or any Issuing Bank under the Credit Agreement or any Loan Document, or constitute a waiver or amendment of any other provision of the Credit Agreement or any Loan Document (as amended hereby) except as and to the extent expressly set forth herein.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed as of the date set forth above.

BARCLAYS BANK PLC, as Additional Lender

By:	/s/ Vanessa Kurbatskiy
Name:	Vanessa Kurbatskiy
Its:	Vice President

Notice Address:

745 Seventh Avenue New York, NY 10019
Attn: Luke Syme

Incremental Commitment Joinder Agreement No. 1

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:	/s/ Jonathon Rauen
Name:	Jonathon Rauen
Its:	Authorized Signatory

Incremental Commitment Joinder Agreement No. 1

FITBIT, INC., as the Borrower

By:	/s/ William Zerella
Name:	William Zerella
Its:	Chief Financial Officer

FITBIT INTERNATIONAL, LLC

By:	FitBit, Inc.
Its:	Sole Member

By:	/s/ William Zerella
Name:	William Zerella
Its:	Chief Financial Officer

Incremental Commitment Joinder Agreement No. 1